Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO NANO DIMENSION LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Confidential

SHARE PURCHASE AGREEMENT

among

NANO DIMENSION LTD.

And

And

THE SELLING SHAREHOLDERS LISTED ON SCHEDULE 1 HERETO

Dated as of January 4, 2021

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 4, 2021, Nano Dimension Ltd, an Israeli company (“Purchaser”), and each of the Persons identified on Schedule 1 (the “Selling Shareholders” or “Sellers”).

WHEREAS, each Selling Shareholder is the registered legal and beneficial owner of the number of Company Shares (as defined below) set forth opposite such Selling Shareholder’s name in Schedule 1; and

WHEREAS, the Selling Shareholders are the record owners of, in the aggregate, 100% (one hundred percent) of the issued Company Shares; and

WHEREAS, the Parties intend, subject to the terms and conditions herein, to effect an acquisition by the Purchaser of all of the issued share capital of the Company, by way of a share purchase of the entire issued share capital of the Company on a fully-diluted basis; and

WHEREAS, as further provided in this Agreement, Purchaser shall have certain indemnification rights against the Selling Shareholders and Purchaser will deposit with the Escrow Agent the Escrow Fund otherwise payable by Purchaser to the Selling Shareholders as security for indemnification obligations, which shall be held in accordance with the provisions of an escrow agreement in the form attached hereto as Exhibit A and to be executed at or prior to the Closing (the “Escrow Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01 Certain Definitions

As used in this Agreement, the following terms have the following meanings:

“Accounts” means the audited individual company accounts of the Company (prepared under section 394 of the CA 2006) for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date, and the income statement, the statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to the accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Bundle.

“Accounting Manual” means the manual attached hereto as Exhibit A.

“Accounts Date” means 31 March 2021.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; and (b) all other accounts or notes receivable of the Company.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Aggregate Consideration” means the Effective Closing Consideration, the Deferred Consideration and the Earn-Out Consideration.

“Agreed Amount” shall have the meaning ascribed to such term in Section 8.04.

“Articles” means the articles of association of the Company, as amended from time to time and as in effect immediately prior to the Closing.

“Audit” means any audit, assessment, or other inquiry or examination relating to Taxes by any Tax authority or any administrative or judicial proceeding relating to Taxes.

“Authorizations” shall have the meaning set forth in Section 3.16.

“Base Closing Consideration” means an amount equal to GBP 13,500,000.

“Business” means the business of the development and supply of application software, drive electronics and ink system components for use in industrial inkjet printing systems as carried on by the Company at Closing.

“CA 2006” means the Companies Act 2006.

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required to be closed in England & Wales or in the State of Israel.

“Cash” shall mean, as at the Effective Time, without duplication, the cash and cash equivalents in hand and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements, but excluding Restricted Cash), as shown in the Estimated Closing Statement prepared on the basis set out in Section 2.09(g).

“Cause” means the termination of the employment of a member of the Management Team as a consequence of any of the following events arising from which the Company initiates termination proceedings within forty five (45) days from becoming aware of the occurrence of the following: (i) conviction of, or plea of guilty or nolo contendere to, any felony or any crime capable of being punished by a custodial sentence by such individual, involving moral turpitude, but always including (but not limited to), acts of theft, embezzlement or fraud; (ii) a material breach of such individual’s employment or services agreement, company policies, and/or a breach of non-disclosure or assignment of inventions agreements, binding undertaking or obligations toward the Company (or other employing member of the Purchaser Group, as applicable) and such breach was not cured within 30 days of the delivery of a written notice thereof (if cure of such breach is feasible), (iii) continuing disregard by such individual of the reasonable instructions of senior employees of the Company or other employing member of the Purchaser’s Group (as applicable) with respect to such individual’s performance of his duties in accordance with his employment or services agreement, or (iv) a breach of any of such individual’s legal duties towards the Company or other employing member of the Purchaser’s Group (if applicable), including without limitation, conduct constituting sexual harassment of any personnel of the Company or other employing member of the Purchaser’s Group (if applicable).

“Claim” a claim for any breach of the Warranties.

“Claimed Amount” shall have the meaning ascribed to such term in Section 8.04.

“Claim Notice” shall have the meaning ascribed to such term in Section 8.04.

“Closing” shall have the meaning ascribed to such term in Section 2.11.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“Company” means Global Inkjet Systems Ltd., a limited liability company incorporated under the laws of England & Wales with company number 06012630.

“Company Employee” means any current Employee of the Company.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings of the Company that have been marketed, sold, or distributed prior to the Closing Date by or on behalf of the Company, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development, and including any such products, devices, controllers, architecture, technology, software, firmware or service offerings that form the basis, in whole or in part, of any revenue or business projection.

“Company Shares” means all of the Company’s issued share capital comprising 15,278 ordinary shares with a nominal value of GBP 0.01 each at the Effective Time (inclusive, for the avoidance of doubt, of the shares issued pursuant to the Company Option Agreements).

“Company Option Tax Withholding” means the estimated Tax due under pay-as-you-earn (or the equivalent in any jurisdiction outside the United Kingdom), together with any estimated employee’s and employer’s national insurance contributions (or social security or similar payments in any jurisdiction outside the United Kingdom) which become payable by the Company and/or the Option Seller as a result of or in connection with the exercise of the Company Option Agreement by an Option Seller or the sale of Company Shares by an Option Seller.

“Confidentiality Agreements” shall have the meaning ascribed to such term in Section 11.04.

“Confidential Information” means all information relating to the Company, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and contractor contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and its customers and vendors and all comparable information of Purchaser received by the Company or any Selling Shareholder and their respective Representatives in connection with this Agreement; provided, however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public or general industry knowledge other than as a result of a breach of this Agreement or the Confidentiality Agreements by any Party; (ii) is or becomes available to any Party on a non-confidential basis from a source other than the Company or the Purchaser (as the case may be),; (iii) was independently developed by a Party without using any non-public information of the disclosing Party, as demonstrated in written evidence; (iv) was already known by the receiving Party prior to its disclosure by the disclosing Party; or (v) which is required by law, regulation, order or by a Government Authority to be disclosed, and only to the extent legally required.

“Contested Amount” shall have the meaning ascribed to such term in Section 8.04.

“Contracts” means any and all legally binding written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto), including loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, instruments, commitments, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by Contract or otherwise.

“Current Assets” means accounts receivable from third parties (net of reserves), accounts receivable from investments, other current receivables from third parties, inventories and unbilled services (net of reserves), accrued income and prepaid expenses; provided, however, that Current Assets shall specifically exclude Cash as well as any income tax asset (current or deferred) prepared on the basis set out in Section 2.09(g).

“Current Liabilities” means accounts payable to third parties, accounts payable to participations, accounts payable to related parties, other current liabilities to third parties, other current liabilities to participations, accrued expenses and deferred income and including, in the case of other current liabilities to third parties, prepayments by customers and guarantees in respect of such prepayments and any reimbursement obligations related to such guarantees that are issued by third persons, provided, however that Current Liabilities shall specifically exclude all Indebtedness, prepared on the basis set out in Section 2.09(g) .

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Protection Laws” means all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Information (including, without limitation, the privacy of electronic communications) which are from time to time applicable to the Company (or any part of its business), including without limitation, the European Union’s General Data Protection Regulation.

“Deal Fees” means the costs, fees, disbursements and VAT of (i) the Sellers’ Solicitors and accountants, investment bankers, or other third-parties, if any, for advising the Sellers on this Agreement and (ii) [**] for advising the Selling Shareholders on the tax elements of this Agreement.

“Debt” shall mean, as of the Effective Time (and without double-counting), any Indebtedness, short-term interest bearing, and long-term interest-bearing liabilities, as shown in the Estimated Closing Statements prepared on the basis set out in Section 2.09(g) .

“Deferred Consideration” shall mean GBP 1,000,000.

“Disclosed” fairly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

“Disclosure Bundle” the bundle of documents, in agreed form, annexed to the Disclosure Letter.

“Disclosure Letter” the letter, in agreed form, from the Sellers to the Purchaser on the Warranty Date and described as the Disclosure Letter, together with the Disclosure Bundle.

“Earn-Out Consideration” means up to GBP 7,000,000.

“EBITDA” means the earnings before interest, Tax, depreciation and amortization, calculated on the basis set out in Section 2.02(c).

“EBITDA Target” means GBP 396,458.

“Effective Closing Consideration” means (i) the Base Closing Consideration, plus (ii) the Cash, less (iii) the Debt, plus (iv) any Net Working Capital Excess, less (v) any Net Working Capital Deficit, less (vi) the Transaction Expenses (if any), in the case of each of the preceding clauses (ii) through (vi), as set forth in the Estimated Closing Statement.

“Effective Time” means immediately before Closing but after the exercise of the Option Agreements.

“Employee” means any person employed by the Company.

“Encumbrance” any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

“Environmental Laws” means all applicable Laws currently in effect relating to pollution or protection of the environment, including (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials and (c) the health and safety of persons (including Employees) or property.

“Escrow Fee” means the sum of GBP 6,000 plus VAT being the fee payable to the Escrow Agent for the provision of an escrow account to hold the Escrow Fund;

“Escrow Fund” means the sum of GBP 2,200,000 held by the Escrow Agent on the terms of the Escrow Agreement.

“Escrow Agent” means [**] or any successor thereof appointed pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” shall have the meaning ascribed to such term in the Recitals.

“Escrow Period” means the period ending on the thirty sixth (36) month anniversary of the Closing Date.

“Financial Statements” means, collectively, the Accounts and the Unaudited Interim Financial Statements.

“FRS 102” means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

“Fundamental Documents” means the Articles and bylaws of the Company, including all amendments thereto, as existing on the Closing Date.

“Fundamental Representations” means the warranties of the Selling Shareholders contained in Section 3.03 (Authority, Capacity, Validity and Effect) Section 3.04 (Capitalization),) and Section 3.05 (Ownership of Company Shares).

“GAAP” means UK generally accepted accounting principles including Financial Reporting Standard FRS102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’.

“General Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.02(b).

“Good Reason” means, with respect to the applicable Management Team Selling Shareholder- (i) death; (ii) the disability for a consecutive period of at least three (3) months, or any six (6) months (as shall be evidenced by a medical certificate issued by a physician in the field causing such disability); (iii) the death of spouse or a serious illness of a spouse which may reasonably result in imminent death, terminal illness, or illness which may reasonably result in incapacitation of spouse for a consecutive period of six (6) months (as shall be evidenced by a medical certificate issued by a physician in the field causing such illness) (iv) any material salary reduction not otherwise agreed to in writing, other than changes which apply across the board regarding the applicable employer company of the Purchaser Group (v) any adverse change of responsibilities or a diminution, following which the such Management Team Selling Shareholder shall not report to senior executive or higher of the Purchaser Group or (vi) as a consequence of the Purchaser failing to fulfil its obligations pursuant to Section 2.04(a)(1) during the Earn-Out Period, and not remedying such failure within a reasonable time despite either (i) a mutual determination by Parties, or (ii) by a final decision of an Independent Accountant as to the adjustment required to be made to the Earn-Out Consideration metrics pursuant to Section 2.04(c).

“Governmental Authority” means any local and/or foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission, the ITA, HMRC or any United States or foreign government authority, agency, department, board and/or commission or instrumentality of England & Wales or any other country, or any state, or political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority thereof, in each case as applicable to the Company.

“Gross Profit” means, for the respective period (1) the Company’s Revenues, minus (2) the cost of goods sold by the Company, calculated on the basis set out in Section 2.02(c) (adjusted as agreed between the Purchaser and the Sellers’ Representatives in case of reorganization of the Company).

“Gross Profit Target” means GBP 6,962,322.

“Gross Profit Threshold” means GBP 5,569,858.

“GBP” means British Pound Sterling.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation or remediation under applicable Environmental Laws. The term “Hazardous Materials” includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, silica, acids, metals and solvents.

“HMRC” means Her Majesty’s Revenue and Customs.

“IHTA 1984” means the Inheritance Tax Act 1984;

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, ; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guarantees by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under GAAP(provided that, for the avoidance of doubt, the lease in respect of Edinburgh House shall not be treated ad indebtedness) , but excluding in all cases above prepayments by customers and guarantees in respect of such prepayments and any reimbursement obligations related to such guarantees that are issued by third persons.

“Indemnifying Parties” shall have the meaning ascribed to such term in Section 8.02.

“Individual Dispute” means in relation to a Selling Shareholder, any dispute or claim for indemnification arising out of or in connection with a breach or alleged breach by that Selling Shareholder of any of the warranties made by him pursuant to Section 3.03 and Section 3.05.

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.21.

“Intellectual Property” means all intellectual and industrial property rights of whatever nature (whether or not registered or registrable).

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Latest Balance Sheet Date” means the date of the unaudited balance sheet contained in the Unaudited Interim Financial Statements.

“Law” means each provision of any currently existing applicable, federal, provincial, state, local or foreign law, statute, bylaw, ordinance, Order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the principles of common law of any applicable jurisdiction.

“Lease(s)” means all leases, subleases (including where the Company is the sublessor), licenses, sublicenses or other agreements pursuant to which the Company use or occupy, or have the right to use or occupy, any of the Leased Real Property, and all rights associated therewith.

“Leased Real Property” means the real property leased or licensed in the name of the Company or used or held for use primarily in connection with the conduct of the Business, as now conducted, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all direct or indirect debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or Proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP).

“Licensed IP” shall have the meaning set forth in Section 3.14

“Lien” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever (other than general restrictions under applicable Laws).

“Losses” means all actual and direct losses, claims, damages, Liabilities, diminution in value, deficiencies, dues, penalties, fines, costs, obligations, Taxes, judgments, settlements, compromises, assessments, expenses and reasonable fees, including court costs and reasonable attorneys’, accountants’, and other professional fees and expenses directly and actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder, and whether or not deriving out of a third party claim; provided that, any and all damages awarded to a third party in a Third Party Claim which is adequately caused by an Indemnified Event shall be deemed to be direct damages and therefore indemnifiable Losses, subject to the provisions of Article VIII hereof.

“Management Team” means [**].

“Material Adverse Effect” means, any event, change or effect that (x) has or would reasonably be expected to have, either individually or in the aggregate, a materially adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of such Person and its Subsidiaries (taken as a whole), or (y) either individually or in the aggregate prevent such Person from consummating the Transaction; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any effects resulting from conditions generally affecting the industry or industries in which the Company or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate adverse impact on such Person when compared to other companies in the industries in which such Person participates; (ii) effects resulting from the execution of this Agreement or announcement or pendency of the Transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of such Person, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business or political conditions (to the extent that such conditions do not have a materially disproportionate adverse impact on such Person when compared to other companies in the industries or geographies in which such Person participates); (iv) with respect to the Company (taken as a whole), failure to meet any projections or forecasts, in and of itself; (iv) acts of God or other calamities, national or regional political or social conditions, including acts of god, stoppages or shutdowns of or by any Governmental Authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics or disease outbreaks, including, without limitation, due to COVID-19, or any escalation or material worsening of any such stoppages or shutdowns, (v) changes in applicable Laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions; (vi) any action taken by such Person that is required under or otherwise necessary to consummate the Transactions (including this Agreement), or (vii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, any epidemic, pandemic or a disease outbreak.

“Material Contract” has the meaning set forth in Section 3.13.

“Net Working Capital” means, as of the Effective Time, the amount equal to (i) the Current Assets of the Company, minus (ii) the Current Liabilities of the Company, in each case calculated as of the close of business at the Effective Time and on the basis set out in Section 2.09(g) ..

“Net Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital falls short of the Target Net Working Capital.

“Net Working Capital Excess” shall mean the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital.

“Non-Fundamental Representations” shall mean any warranties in Article III which are not defined as Fundamental Representations.

“Open-Source License” means any license meeting the Open-Source Definition (as promulgated by the Open-Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open-Source Initiative, or any Creative Commons License. For avoidance of doubt, Open-Source Licenses include without limitation Copyleft Licenses.

“Open-Source Materials” means any software or other Intellectual Property subject to an Open-Source License.

“Option Agreements” means the share option agreements between each Option Seller and either the Company (“Company Option Agreements”) or [**] (“Personal Option Agreements”), as the case may be, pursuant to which each Option Seller acquired the Company Shares set out against their respective names in part 2 of Schedule 1.

“Option Exercise Amount” means in respect of those Option Sellers that exercise their Company Option Agreement in advance of Closing the aggregate amount payable by such Option Sellers to the Company on the exercise of their Option Agreement(s) by way of subscription price for their Company Shares and the Company Option Tax Withholding, and being in respect of each Option Seller, the amount set out against his name in columns E and G of part 1 of Schedule 1.

“Option Sellers” means those of the Selling Shareholders identified as optionholders in part 2 of Schedule 1;

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinary Course” means the ordinary and usual course of operations of the Business of the Company, consistent with their past custom and practice.

“Party” or “Parties” means the Selling Shareholders, on the one hand, and Purchaser, on the other.

“Permits” means any permit, license, authorization, registration, certificate or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property rights).

“Permitted Liens” means (a) statutory Liens for Taxes accrued but not yet due and payable nor delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b)  Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (d) Liens in favor of carriers, warehousemen, mechanics and materialmen and similar contracting parties, to secure claims for labor, materials or supplies and other like Liens arising or accrued in the Ordinary Course, provided that the obligations secured by such liens are not in default (except if contested in good faith).

“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Personal Information” means data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Personal Option Exercise Amount” means in respect of those Option Sellers that exercise their Personal Option Agreements in advance of Closing the aggregate amount payable by such Option Sellers to [**] on the exercise of their Option Agreement(s) by way of the exercise price for their Company Shares, being the sums set out against their respective names in column F of Part 1 of Schedule 1.

“Personal Option Tax Withholding” means in respect of those Option Sellers that exercise their Personal Option Agreement in advance of Closing:

a)	if any, the estimated Tax due under pay-as-you-earn (or the equivalent in any jurisdiction outside the United Kingdom);

b)	if any, any estimated employee’s and employer’s national insurance contributions (or social security or similar payments in any jurisdiction outside the United Kingdom) which becomes payable by the Company and/or the Option Seller as a result of or in connection with the exercise of the Personal Option Agreement by an Option Seller or the sale of Company Shares by an Option Seller; and

c)	any stamp duty tax payable as a result of or in connection with the exercise of the Personal Option Agreement by an Option Seller,

and being in respect of each Option Seller, the amount set out against his name in columns F and H of part 1 of Schedule 1

“Privacy Rights” mean rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware.

“Profit Based Earn-Out Consideration” has the meaning set out in Section 2.02(b).

“Proceeding” means any civil, criminal or administrative action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, Audit, examination or other governmental, administrative or arbitral proceeding or investigation or inquiry, conducted by any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.02.

“Purchaser Group” means the Purchaser and its Affiliates.

“Release Date” shall have the meaning ascribed to such term in Section 8.01.

“Released Parties” shall have the meaning ascribed to such term in Section 2.05.

“Relevant Proportion” means the percentage of all Company Shares held by each Selling Shareholder immediately prior to Closing, as set out in column C of the table in part 1 of Schedule 1.

“Representative” of a Person means such Person’s directors, officers, employees, agents and advisors (including attorneys, accountants, bankers or financial advisors), as applicable.

“Representative Body” means any trade union, staff association, staff council, works council, information and consultation body and any other worker representatives relating to any person employed or engaged by or in the Company.

“Response Notice” shall have the meaning ascribed to such term in Section 8.04.

“Restricted Cash” means as of the Effective Time, any cash that is not freely usable by the Company because it is subject to express contractual restrictions or limitations on use or distribution by applicable law, Contracts or otherwise.

“Revenues” means gross revenues of the Company during a specified period calculated on the basis set out in Section 2.02(c) (as adjusted as agreed between the Purchaser and the Sellers’ Representatives in in case of a reorganization of the Company).

“Revenues Target” means Revenues of GBP 9,537,428.

“Revenues Threshold” means Revenues of GBP 8,583,685.

“Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

“Selling Shareholders’ Representative” has the meaning given in Section 9.12.

“Sellers’ Solicitors” means [**].

“Selling Shareholders” shall have the meaning ascribed to such term in the Recitals.

“Selling Shareholders W&I Contribution” means the estimated contribution amount of the Selling Shareholders to the acquisition costs of the W&I Insurance Premium pursuant to Section 7.01 (including without limitations, any underwriting fees, broker costs, and other associated fees, if any), assuming the W&I Insurance Premium upon its underwriting and execution remains unchanged and the W&I Insurance Premium tax is £0, which total amount is estimated on the date hereof to be around £121,000.

“Shareholder Claim” shall have the meaning ascribed to such term in Section 2.05.

“Shareholders’ Agreement” means the shareholders’ agreement dated 30 March 2010 in force in relation to the Company to which certain of the Selling Shareholders are party.

“Sellers’ Representatives Fund” means the sum of GBP 70,000 to be held by the Selling Shareholders’ Representative until the expiration of the Release Dates (or, if any claims are pending at such date, until such time as those claims are settled or finally determined).

“Stipulated Amount” shall have the meaning ascribed to such term in Section 8.04.

“Subsidiary(ies)” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled directly or indirectly by such Person.

“Target Net Working Capital” means GBP 1,600,000.

“Tax” means any and all taxes, including any net income, gross income, gross receipts, branch profits, sales, use, value added, source, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, and payroll taxes, social security contributions to government institutions (including without limitations National Insurance Contributions/NIC), customs and other levies and contributions determined by law or governmental authorities, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, together with any interest, inflation linkage, penalty, addition to tax or additional amount imposed by any Tax Authority in any of the Company’s jurisdiction and/or applicable foreign jurisdiction.

“Tax Authority” means the any applicable state, local, or foreign Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes of any of the Acquired Companies.

“Tax Indemnity” means the tax indemnity given by the Sellers as set out in Section 5.02.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Technology IP” shall have the meaning set forth in Section 3.14.

“Transaction Documents” means this Agreement, the Disclosure Letter and the Escrow Agreement and any further document that the Parties execute in connection with the Transactions that the Parties expressly designate as a Transaction Document and/or any and all exhibits, annexes and schedules thereof.

“Transaction Expenses” means all fixed and contingent costs, fees and expenses of third parties incurred or payable by the Company related to the Transactions and the efforts to consummate the Transactions including all legal fees, accounting, Tax (excluding recoverable VAT, to the extent there are any), investment banking fees or other expenses, in each case, to the extent not paid in full prior to Effective Time.

“Transactions” means the transactions contemplated by this Agreement.

“Unaudited Interim Financial Statements” unaudited and un-reviewed interim accounts of the Company as at 31 October 2021 and in respect of the period from the Accounts Date to the made up date.

“Warranties” shall have the meaning set out in Section 3.

“Warranties Date” means the time on December 23, 2021 at which the Disclosure Letter is executed by the Sellers and the Purchaser.

“W&I Exclusions” means any and all Warranties and/or Indemnities excluded by the Insurer from the W&I Insurance Policy.

“W&I Insurance Policy” means the purchaser-side warranty and indemnity insurance policy to be obtained by Purchaser shortly after the Closing, with respect to the obligations of the Selling Shareholders and the Company under this Agreement, and based on the non-binding quote that had been received from Arch and approved by the Sellers, which is attached hereto as Exhibit A (the “W&I Quote”), but subject to any revisions and exclusions required by the insurer as a condition for underwriting the policy, which the Parties agree to assume pursuant to the terms and conditions hereof.

“W&I Insurance Premium” means the amount required to be paid to insurers in connection with the placement of the W&I Insurance Policy (including, but not limited to, amounts paid to the insurer at inception of such policy in respect of costs incurred by the insurer in respect of premium payments, underwriting, diligence and other fees, expenses and Taxes of the insurer related thereto).

“W&I Insurance Retention” means a sum equal to the excess that applies in the event of any claim arising under the W&I Insurance Policy.

“VAT” means in the United Kingdom, value added tax charged pursuant to VATA 1994 and, in any other state of the European Union, taxes in those states imposed by or in compliance with Council Directive 2006/112/EC of the European Union (as amended from time to time), and in any other jurisdiction, any similar sales tax;

“VATA 1994” means the Value Added Tax Act 1994.

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to GMT.

(g) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

Article II

Description of the Transaction

Section 2.01 The Transaction.

(a) Sale and Purchase of Shares.

Subject to the terms and conditions of this Agreement, each of the Selling Shareholders, severally and not jointly, agrees to sell with full title guarantee and free from Encumbrances, and at the Closing to assign, transfer and deliver the Company Shares indicated opposite such Selling Shareholder’s name on Schedule 1 to Purchaser, and Purchaser will acquire good and valid title of all of such Company Shares from the Selling Shareholders in accordance with the terms of this Agreement.

(b) Each Selling Shareholder waives any rights of pre-emption or other restrictions on transfer in respect of the Company Shares (or any of them) conferred by the Articles, the Shareholders’ Agreement or otherwise.

(c) Those of the Selling Shareholders who are party to the Shareholders’ Agreement hereby agree to its termination as at and with effect from Closing.

(d) Each of the Option Sellers hereby confirms that any rights he may have to subscribe for or otherwise purchase any Company’s securities pursuant to the Company Option Agreements or Personal Option Agreements (whether or not vested at the Effective Time) shall if not exercised at the Effective Time terminate, expire and become null and void at Closing.

Section 2.02 Consideration for Company Shares.

(a) Closing Cash Consideration.

At the Closing, subject to applicable adjustments to the Effective Closing Consideration and subject to Section 2.06, in consideration for the sale and transfer of their Company Shares, the Purchaser shall pay to the Selling Shareholders the Effective Closing Consideration, in cash in immediately available funds in GBP.

(b) Earn-Out Consideration.

Subject to the Closing and the provisions of this Section 2.02(b), the Purchaser shall pay the Earn-Out Consideration to the Selling Shareholders in an aggregate amount of up to GBP 7,000,000, calculated in accordance with this Section 2.02, as follows:

(1) EBITDA Based Earn-Out. In the event that the EBITDA of the Company during the Fiscal Year ending March 31, 2022 (the “EBITDA Earn-Out Period”) is greater than or equal to the EBITDA Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to GBP 1,000,000 of the Earn-Out Consideration (the “EBITDA Based Earn-Out Consideration”).

(i) In the event that the EBITDA of the Company during the EBITDA Earn-Out Period is less than the EBITDA Target, then:

a. If the actual EBITDA achieved by the Company during the EBITDA Earn-Out Period (the “Actual EBITDA”) is equal to or lower than 50.00% of the EBITDA Target, then the Selling Shareholders shall not be entitled to receive any portion of the EBITDA Based Earn-Out Consideration.

b. If the Actual EBITDA is greater than 50.00% of the EBITDA Target but less than the EBITDA Target, then the Selling Shareholders shall be entitled to an amount equal to (A) the EBITDA Based Earn-Out Consideration multiplied by (B) 1 minus a fraction, the numerator of which is (x) (the EBITDA Target minus the Actual EBITDA) multiplied by 2, and the denominator of which is (y) the EBITDA Target.

(2) Gross Profit Based Earn-Out. In the event that the Gross Profit of the Company during the Fiscal Year ending March 31, 2023 (the “GP Earn-Out Period”) is equal to or greater than the Gross Profit Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to GBP 3,000,000 of the Earn-Out Consideration (the “Profit Based Earn-Out Consideration”).

(i) In the event that the actual Gross Profit of the Company during the GP Earn-Out Period (the “Actual GP”) is equal to or lower than the Gross Profit Threshold, then the Selling Shareholders shall not be entitled to receive any portion of the Profit Based Earn-Out Consideration.

(ii) In the event that the Actual GP of the Company during the GP Earn-Out Period is greater than the Gross Profit Threshold but less than the Gross Profit Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to (A) the Profit Based Earn-Out Consideration, multiplied by (B) 1 minus a fraction, the numerator of which is (x) (the Gross Profit Target minus the Actual GP) multiplied by 5, and the denominator of which is (y) the Gross Profit Target.

(3) Revenues Based Earn-Out. In the event that the Revenues of the Company during the Fiscal Year ending March 31, 2023 (the “Revenues Earn-Out Period”) is equal to or greater than the Revenues Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to GBP 3,000,000 of the Earn-Out Consideration (the “Revenues Based Earn-Out Consideration”).

(i) In the event that the actual Revenues of the Company during the Revenues Earn-Out Period (the “Actual Revenues”) are equal to or lower than the Revenues Threshold, then the Selling Shareholders shall not be entitled to receive any portion of the Revenues Based Earn-Out Consideration;

(ii) In the event that the Actual Revenues of the Company during the Revenues Earn-Out Period are greater than the Revenues Threshold but less than the Revenues Target, then the Purchaser shall pay to the Selling Shareholders an amount equal to (A) the Revenues Based Earn-Out Consideration, multiplied by (B) 1 minus a fraction, the numerator of which is (x) (the Revenues Target minus the Actual Revenues) multiplied by 10, and the denominator of which is (y) the Revenues Target.

(c) The EBITDA, Gross Profit and Revenues shall be calculated in accordance with:

(1) the specific accounting policies and principles set out in the Accounting Manual, so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.02(c)(2), (3) and (4);

(2) the accounting policies, principles, practices and procedures adopted in the preparation of the Accounts, so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.02(c)(3) and (4);

(3) the accounting policies, principles, practices and procedures, as consistently applied, in the preparation of previous audited annual accounts for the three financial years of the Company preceding the financial year ending on the Accounts Date so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.02(c)(4); and

(4) where none of the accounting policies, principles, practices or procedures referred to in Section 2.02(c)(1) or (2) deal with the matter, GAAP.

(d) Each Selling Shareholder is entitled to a share of the Earn-Out Consideration in accordance with his Relevant Proportion. Notwithstanding anything to the contrary herein, no respective Earn-Out Consideration shall be paid to a Selling Shareholder who is a member of the Management Team, unless such Selling Shareholder was engaged by the Company until the last day of the respective Earn-Out Period to which such portion of the Earn-Out Consideration pertains, unless such Selling Shareholder was terminated by the Company, other than for Cause, or has otherwise resigned for Good Reason. For illustration purposes, insofar as Revenues Based Earn-Out Consideration and the EBITDA Based Earn-Out Consideration become generally due under the terms of this Agreement, yet a Selling Shareholder who is a member of the Management Team has resigned from the Company for a reason other than Good Reason, on April 1st 2022, then such Selling Shareholder shall not be entitled to his or her portion of the Revenues Based Earn-Out Consideration, yet shall be entitled to her portion of the EBITDA Based Earn-Out Consideration.

(e) The applicable Earn-Out Consideration shall be calculated by Purchaser annually following the completion of the audited accounts of the Company for the respective financial year in accordance with Section 2.03 provided always that the audit shall be completed promptly and no later than six (6) months following the end of the relevant financial year.

(f) Purchaser shall deliver to the Selling Shareholders a statement setting forth its calculation of the Earn-Out Consideration (the “Earn-Out Statement”) within thirty (30) Business Days after completion of the audited accounts of the Company for each respective Earn-Out Consideration period provided always that the audit shall be completed promptly and no later than 6 months following the end of the relevant financial year.

(g) With respect to the calculation of the Revenues-Based Earn-Out and the Gross-Profit Based Earn-Out, Revenues derived to the Company from projects performed for Purchaser between the Closing Date and March 31, 2023, if any, will be considered as being performed at prices (Revenue for Company) identical to similar projects to third parties, at the average gross margin of the preceding 12 months, to be agreed between the Purchaser and the Selling Shareholders’ Representative, acting reasonably.

(h) Deferred Consideration Purchaser shall pay the Selling Shareholders the amount constituting the Deferred Consideration on 1 April 2024, based on their Relevant Proportion. Notwithstanding anything to the contrary herein, no Deferred Consideration shall be paid to a Selling Shareholder who is a member of the Management Team, unless such Selling Shareholder was engaged by the Company until (and including) March 31, 2024, unless the engagement of such Selling Shareholder was terminated by Company, other than for Cause, or has otherwise resigned for Good Reason.

(i) Any payments due to the Selling Shareholders (or any of them) by the Purchaser pursuant to this Agreement shall be made in sterling by electronic transfer of immediately available funds to the client account of the Sellers’ Solicitors (who are irrevocably authorized by the Selling Shareholders to receive the same. Payment in accordance with this Section 2.02(i) shall be a good and valid discharge of the Purchaser’s obligations to pay the sum in question and the Purchaser shall not be obliged to see to the application of the monies so paid.

Section 2.03 Determination of Earn-Out Consideration.

(a) If the Selling Shareholders should disagree with the Earn-Out Statement, the Selling Shareholders’ Representative may, within twenty (20) Business Days from receipt of the relevant Earn-Out Statement, deliver a written notice to Purchaser (the “Earn-Out Objection Notice”). The Earn-Out Objection Notice shall contain a calculation and specify in reasonable detail those items or amounts as to which the Selling Shareholders disagree and the reasons therefor. If no timely Earn-Out Objection Notice is delivered within the deadline, Purchaser’s determination of the Earn-Out Consideration in the relevant Earn-Out Statement shall be final and binding.

(b) If an Earn-Out Objection Notice is delivered pursuant to Section 2.03(a), the Parties shall, during twenty (20) Business Days following such delivery, use reasonable good faith efforts to reach an agreement on the disputed items or amounts in order to agree in writing on the amount of the Earn-Out Consideration.

(c) If the Parties are unable to reach an agreement within the period referred to in Section 2.03(c), either Party may refer the matter to an Independent Accountant to be agreed between the Parties or appointed, as the case may be, in accordance with Section 2.09(e) and the provisions of Section 2.09(b) to Section 2.09(e) shall apply by analogy to the Independent Accountant’s determination of the relevant Earn-Out Consideration.

Section 2.04 Earn-Out Protection.

(a) The Purchaser undertakes and covenants to the Sellers that during the EBITDA Earn-Out Period, the GP Earn-Out Period and the Revenues Earn-Out Period (together the “Earn-Out Period”):

(1) the Business shall be supported and operated in accordance with bona fide commercial principles, including maintaining staffing and resource levels that are not materially less than those available to the Company at Closing and shall not, for the avoidance of doubt, divert core Company resources (including, but not limited to, R&D capability) to projects for the Purchaser Group that are entirely unrelated to Company or materially alter the work of members of the Management Team in a manner that it is reasonably foreseeable will have a detrimental impact on the Company’s ability to achieve its R&D contractual obligations to the Company’s customers (as in place at the Closing) which are necessary to achieve the EBITDA Target, the Gross Profit Target or the Revenues Target during the Earn-Out Period);

(2) notwithstanding the foregoing Section 2.04(a), no act on the part of the Purchaser or any members of the Purchaser Group shall take place where one of the main purposes of such act is to artificially reduce the likelihood of the EBITDA Target, the Gross Profit Target or the Revenues Target being met during the Earn-Out Period;

(3) save for a disposal by a member of the Purchaser’s Group to a third party of a business of which the Business comprises no more than 5%, there shall be no sale, transfer or disposal of the Company Shares, or any material part of the Business or assets of the Company to any person or entity outside the Purchaser Group without the Purchaser as part of such sale, disposal or transfer putting in place appropriate measures to ensure the obligations to the Sellers under this Section 2.04 shall be duly discharged;

(4) no material change shall be made to the scope or nature of the Business of the Company, as carried on at Closing, where such act or omission is intended to, or is reasonably likely to have the effect of, reducing the amount of the Earn-Out Consideration otherwise payable;

(5) it shall make all decisions regarding the operation of the Company and, particularly, any decision which will impact on the achievement of any of the EBITDA Target, the Gross Profit Target or the Revenues Target on the same basis and in accordance with such policies and procedures as would be applied to a similar decision made elsewhere within the Purchaser Group;

(6) no resolution to wind up the Company will be passed or proposed (save in circumstances of insolvency); and

(7) no member of the Management Team shall be terminated, other than for Cause.

(b) Within 120 days of the end of each financial year of the Company during the Earn- Out Period the Purchaser shall deliver to the Selling Shareholders’ Representative a report on the activities and performance of the Company and the state of the Business, including an update on progress towards the EBITDA Target, the Gross Profit Target or the Revenues Target. The Selling Shareholders’ Representative shall be entitled to request and attend a meeting with the Purchaser to review such reports. It is recognized that matters relevant to such report and matters discussed at such a meeting may be commercially sensitive and the Purchaser shall be entitled to redact or exclude names or figures, provided that it shall use its reasonable endeavors to submit a report that permits the Selling Shareholders’ Representative to make an assessment on progress towards achievement of EBITDA Target, the Gross Profit Target or the Revenues Target.

(c) In the event the Purchaser fails to fulfil its obligations pursuant to Section 2.04(a) then the calculation of the EBITDA Based Earn-Out Consideration, the Profit Based Earn-Out Consideration and the Revenues Based Earn-Out Consideration shall be adjusted to compensate for the effect of such event, on the basis agreed in writing between the Purchaser and the Sellers’ Representatives (or failing agreement, as determined in accordance with the procedure set out in Section 2.09, amended accordingly).

Section 2.05 Waiver and Release of Claims; No Recourse.

(a) Effective for all purposes, and contingent upon, the Closing, each Selling Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges each of the Purchaser and/or the Company (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, Employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Shareholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing (if pertaining to the period prior to the Closing), in each case whether known or unknown, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known, in each case, solely to the extent involving such Selling Shareholder’s capacity as a shareholder of the Company. In this Agreement a “Shareholder Claim” shall mean: (i) any claim or right to receive any number of Company Shares other than the number of Company Shares set forth opposite his, her or its name in Schedule 1; (ii) any claim or right to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration, payable or issuable to any Selling Shareholder pursuant to the terms of this Agreement, other than as contemplated by this Agreement and applicable to such Selling Shareholder; or (iii) any claim with respect to the authority of such Selling Shareholder to enter into the Transactions and the enforceability of the Transactions; or (iv) in the case of the Option Sellers, any rights they have or may have had which are waived at Closing pursuant to Section 2.01(d).

(b) Each Selling Shareholder, on behalf of each of its Releasing Parties, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Shareholder Claim released under this Section 2.05.

(c) Effective as of the Closing, each Selling Shareholder:

(1) (subject to the prior satisfaction of any rights pursuant to the Company Option Agreements) waives any right he may have to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights, rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise);

(2) waives any right to receive consideration other than as set forth in Schedule 1 (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder’s Relevant Proportion: any amount resulting from the conversion of shares any other rights of any nature under the Articles, or any shareholders agreement, which the Selling Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to the Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in Schedule 1), subject to any changes and adjustments contemplated in this Agreement in accordance with the terms hereof;

(3) waives any rights, powers and privileges such Selling Shareholder has or may have to make a claim or demand for any discrepancy between any investors rights agreement, the Shareholders Agreement, share purchase agreement, call or put option agreements with respect to Company’s securities (regardless of whether Company is a party to such agreements), including for avoidance of doubt, any vested but unexercised Company Option Agreements and Personal Option Agreements, any unvested and unexercised Company Option Agreements and Personal Option Agreements, or convertible loan agreement to which such Selling Shareholder may be a party and the provisions of this Agreement.

(d) Notwithstanding anything to the contrary in this Section 2.05, the foregoing releases and covenants shall not apply to any claims:

(1) relating to any right of such Selling Shareholder under this Agreement or any Transaction Document, including the Purchaser’s failure to pay the Aggregate Consideration or any other payments in accordance with this Agreement (including the applicable Escrow Fund, if applicable);

(2) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this;

(3) under the indemnification rights under Article VIII of this Agreement; and

(4) any matter or event resulting from fraud or willful misrepresentation by Purchaser.

(e) Notwithstanding anything to the contrary: (i) the foregoing releases shall enter into effect as of and are conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms or if the Closing has not occurred; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling Law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the release contemplated by this Section 2.05.

Section 2.06 Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent, the Escrow Fund, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement. The applicable Escrow Fund will be deducted from the applicable portion of the Effective Closing Consideration attributed to each Selling Shareholder in accordance with their respective Relevant Proportions and deposited in the applicable Escrow Fund.

(b) Immediately upon the fifth (5th) Business Day following the expiration of the Escrow Period, the consideration then held in the Escrow Fund that is not subject to a Claim Notice in accordance with Article VIII shall be automatically released and distributed by the Escrow Agent to the Selling Shareholders according to each Selling Shareholder’s Relevant Proportion in accordance with the terms of the Escrow Agreement. If necessary or required, the Purchaser and the Selling Shareholders’ Representative shall both take such steps as are necessary to effect such release.

(c) Subject to Section 2.06(d), the Escrow Agent shall continue to hold the remaining consideration in the Escrow Fund that was subject to valid Claim Notices at the expiration of the Escrow Period, but which have not at such time been finally agreed or determined if any (such consideration, the “Pending Claims Consideration”) until such time as the claims that are the subject of such Claim Notices have been finally resolved or satisfied, at which time such Pending Claims Consideration, if any, shall immediately be released and distributed by the Escrow Agent to the Selling Shareholders according to such Selling Shareholder’s Relevant Proportions, or to the Purchaser, as applicable, in each case in accordance with the Escrow Agreement.

(d) Immediately upon the fifth (5th) Business Day following the first (1st) anniversary of the original expiration of the Escrow Period, any Pending Claims Consideration with respect to which no proceeding has been initiated in accordance with Section 9.06 shall be automatically released and distributed by the Escrow Agent to the Selling Shareholders according to each Selling Shareholder’s Relevant Proportion in accordance with the terms of the Escrow Agreement, without prejudice to any notified claims or their merits or the ability of Purchaser to pursue such claims pursuant to the terms hereof. If necessary or required, the Purchaser and the Selling Shareholders’ Representative shall both take such steps as are necessary to effect such release

(e) With respect to any portion of the Aggregate Consideration comprised in the Escrow Fund that becomes payable to the Selling Shareholders after the Closing (including upon release of any portion of the applicable Escrow Fund to the relevant Selling Shareholders pursuant to Section 2.06(b) above), Purchaser or the Escrow Agent, as applicable and subject to Section 2.07, shall promptly pay such portion of the Aggregate Consideration in accordance with Section 2.02(i).

(f)   The Escrow Fee shall be deducted from the Effective Closing Consideration by the Purchaser who shall account for it to the Escrow Agent promptly upon invoicing. If as a consequence of the Purchaser failing to do so the Escrow Agent deducts the Escrow Fee (or any part of it) from the Escrow Fund the Purchaser shall pay such amount into the Escrow Fund as is required to make good such deduction.

Section 2.07 Withholding Rights;

(a) Right to Withhold. The Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as the Escrow Agent may be required to deduct or withhold therefrom under applicable law with respect to Tax obligations of any country having jurisdiction over the Escrow Agent, with respect to such payment. To the extent that such amounts are so withheld by the Escrow Agent (i) such withheld amounts shall be timely remitted by the Escrow Agent, to the applicable Governmental Authority; (ii) the Escrow Agent shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld; and (iii) such withheld amounts, or any amounts withheld by the Escrow Agent as a result of applicable law, if any, shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

Section 2.08 Post-Closing Adjustment.

(a) Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, the Selling Shareholders shall cause the Company to deliver to Purchaser a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer or Chief Executive Officer of the Company, setting out its good faith estimate of the following amounts, in each case as of the Closing Date:

(1) the Cash;

(2) the Debt;

(3) the Net Working Capital;

(4) all Company Option Tax Withholding;

(5) all Personal Option Tax Withholding;

(6) Selling Shareholders W&I Contribution;

(7) the amount of Transaction Expenses (if any); and

(8) the Net Working Capital Excess (if any), the Net Working Capital Deficit (if any), and the Effective Closing Consideration.

Section 2.09 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Selling Shareholders’ Representative a proposed statement setting out its calculation of the Company’s Cash, Debt, and Net Working Capital as of the Closing Date (the “Proposed Closing Statement”). The Proposed Closing Statement shall include all of the balance sheet line items included in the Estimated Closing Statement. The Purchaser shall permit [**] to participate in the review of the Proposed Closing Statement for the purposes of this Section.

(a) Reserved.

(b) During the twenty (20) Business Days immediately following the Selling Shareholders’ Representative receipt of the Proposed Closing Statement (the “Closing Statement Review Period”), the Selling Shareholders’ Representative and their advisors will be provided with reasonable access (including electronic access) to the financial records of the Company, for purpose of reviewing the Proposed Closing Statement.

(c) The Selling Shareholders’ Representative shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Closing Statement Review Period if the Selling Shareholders’ Representative disagree with the Proposed Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Selling Shareholders’ determination of the amount of the Net Working Capital (based on the information available to Selling Shareholders) If no Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Statement Review Period, then the Proposed Closing Statement shall be deemed to have been accepted by the Selling Shareholders and shall become final, binding and conclusive upon the Parties.

(d) If a Notice of Disagreement is delivered to Purchaser prior to the expiration of the Closing Statement Review Period, then the Selling Shareholders’ Representatives and Purchaser shall meet (which meeting may take place via teleconference) within ten (10) Business Days of delivery of such Notice of Disagreement (or at such other time and place mutually agree between the Parties) and use reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e) If the Selling Shareholders’ Representative and Purchaser have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Disagreement within thirty (30) days of the delivery of the Notice of Disagreement (or such other period as may be mutually agreed by Purchaser and the Selling Shareholders’ Representative), the Selling Shareholders’ Representative, on the one hand, or Purchaser on the other hand, may submit any amounts remaining in dispute (the “Disputed Amounts”) to be resolved by a “Big 4” accounting firm (which has not provided audit services to either Purchaser or the Company during the 6 months ending immediately prior to such appointment), the identity of whom shall be reasonably agreed by the Purchaser and the Selling Shareholders’ Representative (the “Independent Accountant”), and if the Purchaser and the Selling Shareholders’ Representative are unable to agree on the identity of the Independent Accountant within seven (7) days from the date on which any of them asked to appoint the Independent Accountant, the foregoing will be determined by PWC London. The Independent Accountant shall only decide the items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Statement and the Notice of Disagreement, respectively. Purchaser, on the one hand, and the Selling Shareholders’ Representative, on the other hand, shall submit a statement of its position and supporting documentation within 20 days of engagement of the Independent Accountant. The Independent Accountant shall be instructed to make a determination as soon as practicable, and in any event within 60 calendar days after its engagement. The Independent Accountant shall prepare a written statement setting forth its resolution of the Disputed Amounts and adjustments to the Proposed Closing Statement.

(f) The statement which is (i) the Estimated Closing Statement delivered by the Selling Shareholders to the Purchaser, if the Purchaser fails to deliver the Proposed Closing Statement to the Selling Shareholders’ Representative, (ii) the Proposed Closing Statement, if the Selling Shareholders’ Representative fails to deliver prior to the expiration of the Closing Statement Review Period a Notice of Disagreement, (iii) the closing statement as adjusted through an agreement of Purchaser, on the one hand, and the Selling Shareholders’ Representative, on the other hand, after resolving the Disputed Amounts set forth in the Notice of Disagreement, or (iv) the closing statement as adjusted through the determination of the Independent Accountant pursuant to this Section 2.09 shall be referred to as the “Final Closing Statement”. The Final Closing Statement shall be final, binding and conclusive on the Parties.

(g) The Estimated Closing Statement, the Proposed Closing Statement, the Final Closing Statement and all related calculations and documents shall be prepared in accordance with:

(1) the specific accounting policies and principles set out in the Accounting Manual, so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.09(g)(2), (3) and (4);

(2) the accounting policies, principles, practices and procedures adopted in the preparation of the Accounts so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.09(g)(3) and (4);

(3) the accounting policies, principles, practices and procedures, as consistently applied, in the preparation of previous audited annual accounts for the three financial years of the Company preceding the financial year ending on the Accounts Date so that, in the case of any conflict such policies and principles shall take precedence over the provisions of Section 2.09(g)(4); and

(4) where none of the accounting policies, principles, practices or procedures referred to in Section 2.09(g)(1) through (3) deal with the matter, GAAP.

Payments of any Adjustments to the Effective Closing Consideration.

(1) If the Effective Closing Consideration calculated based on the Estimated Closing Statement exceeds the Effective Closing Consideration calculated based on the Final Closing Statement, then the Selling Shareholders’ Representative and the Purchaser shall instruct the Escrow Agent to release the amount in excess to the Purchaser, from the Escrow Fund.

(2) Subject to the amount caps prescribed under this Agreement, if the Effective Closing Consideration calculated based on the Final Closing Statement exceeds the Effective Closing Consideration calculated based on the Estimated Closing Statement, then Purchaser shall, within five (5) Business Days of the date of the Final Closing Statement being determined, transfer an amount equal to such excess to the Selling Shareholders (in accordance with their respective Relevant Proportions).

(3) All of the fees and expenses of the Independent Accountant pursuant to this Section 2.9 shall be borne by the Purchaser and the Selling Shareholders as determined by the Independent Account, or if there is no determination, fifty percent (50%) by the Purchaser and fifty percent (50%) by the Selling Shareholders. Each Party shall bear and pay their own costs incurred in participating in the Independent Accountant determination process set out this Section

Section 2.10 Treatment of Options.

(a) At the Effective Time -

(1) each Company Option Agreement shall have been exercised by way of a “cashless exercise,” and the holder thereof shall have been issued such number of Ordinary Shares to be sold hereunder, and such holder shall be a Selling Shareholder.

(2) each Personal Option Agreement shall have been exercised and the relevant number of Ordinary Shares shall have been transferred to the relevant Option Seller who shall accordingly be, a Selling Shareholder.

(b) In the case of each:

(1) Company Option Agreement. The relevant Option Seller hereby authorizes and instructs the Purchaser to withhold the Option Exercise Amount payable by such Option Seller from the Effective Closing Consideration otherwise due to the Option Seller and to pay such sum to the Company on his behalf and such payment shall constitute good discharge of the Purchaser’s obligations in respect of the Company Shares that arise on exercise of such options. The Purchaser shall procure that the Company shall account for any element of the Option Exercise Amount attributable to Tax arising on the exercise of the Company Option Agreement to the relevant Tax Authority on or prior to the date on which such Tax is due for payment and provided that the Purchaser complies with these obligations on or before the time at which the Company is required to so account any such Tax liability arising pursuant to the exercise of the Company Option Agreements shall remain the liability of the relevant Option Seller, who shall be obliged to account to the Company for any such liability. For the avoidance of doubt, a failure by the Purchaser to procure that the Company complies with the obligation to account to HMRC in a timely fashion for the amount paid by the Purchaser to the Company on behalf of each Option Seller pursuant to this section shall not invalidate the obligation of the relevant Option Seller to account to the Company in the event that there was a shortfall in the amount paid to the Company on his behalf pursuant to this section, and such Option Seller shall be obligated to account to the Company for any such shortfall in the amount; and

(2) Personal Option Agreements. The relevant Option Seller hereby authorizes and instructs (i) the Purchaser to withhold the Personal Option Tax Withholding payable by such Option Seller from the Effective Closing Consideration otherwise due to him and to pay such sum to the Company on his behalf and such payment shall constitute good discharge of the Purchaser’s obligations in respect of the Company Shares that arise on exercise of such options. The Purchaser shall procure that the Company shall account for the Personal Option Tax Withholding to the relevant Tax Authority on or prior to the date on which such Tax is due for payment and provided that that the Purchaser complies with these obligations on or before the time at which the Company is required to so account any such Tax liability arising pursuant to the exercise of the Personal Option Agreements shall remain the liability of the relevant Option Seller , who shall be obliged to account to the Company for any such liability (for the avoidance of doubt, a failure by the Purchaser to procure that the Company complies with the obligation to account to HMRC in a timely fashion for the amount paid by the Purchaser to the Company on behalf of each Option Seller pursuant to this section shall not invalidate the obligation of the relevant Option Seller to account to the Company in the event that there was a shortfall in the amount paid to the Company on his behalf pursuant to this section and such Option Seller shall be obligated to account to the Company for any such shortfall in the amount), and (ii) the Sellers’ Solicitors to withhold the Personal Option Exercise Amount from the Effective Closing Consideration otherwise due to him and to pay such amount to [**] in satisfaction of the exercise price due on the relevant Personal Option Agreement.

(c) In respect of the Company Shares acquired on the exercise of the Personal Option Agreements, the relevant Option Sellers instruct the Purchaser to arrange stamping of the stock transfer forms used to effect the transfer of the Company Shares by [**] to the relevant Option Seller and to apply the relevant portion of the Personal Option Tax Withholding as is referred to at limb c) of the definition of that term to meet the stamping liability pending which the relevant Option Sellers and [**] (as applicable) each severally undertake to hold such Company Shares for the benefit of and to the order of the Purchaser until such stamping and further transfers are complete.

Section 2.11 Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place at the offices of Edwin Coe LLP, London England immediately following the signing of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) Transactions at Closing. At, or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1) Purchaser shall pay to the Sellers’ Solicitors client account an amount equal to the Effective Closing Consideration less the Escrow Fund, the Escrow Fee, the Selling Shareholders W&I Contribution, the Option Exercise Amount (save in the case of [**], the subscription price in respect of the Option Shares acquired by her, which will have been paid directly to the Company prior to Closing) and the Personal Option Tax Withholding (such deductions to be made from the Selling Shareholders in accordance with their respective holdings of Company Shares as set forth in Schedule 1).

(2) Purchaser, the Selling Shareholders (or the Seller’s Representative) and the Escrow Agent shall enter into the Escrow Agreement.

(3) Purchaser shall pay to the Escrow Agent the Escrow Fund, in accordance with Section 2.06 and, subject to Section 2.06(f) shall discharge the Escrow Fee.

(4) Purchaser shall hold the Selling Shareholders W&I Contribution, pending the payment of the W&I Insurance Premium pursuant to Section 7.01.

(5) Purchaser shall pay the Option Exercise Amount and any part of the Personal Option Tax Withholding that falls under sections a) or b) of the definition of that term to the Company.

(c) Closing Deliveries by the Company and Selling Shareholders. The Selling Shareholders shall deliver to the Purchaser the following agreements and documents:

(1) The Escrow Agreement, executed by Selling Shareholders (or the Sellers’ Representative);

(2) Written resignations of all directors of the Company (such directors the “Resigning Directors”), such resignations to confirm that the resigning members of the boards of directors have no claims against the Company and to be effective as of and subject to the Closing, other than claims for current compensation and reimbursement of current expenses consistent with the disclosures made to the Purchaser before the date hereof (which claims, if any, shall be taken into account as short-term liabilities in the post-closing purchase price adjustment in accordance with Section 2.09).

(3) A true copy of the resolution of the board of directors of the Company approving the transfer of the Company Shares to the Purchaser as contemplated by this Agreement, subject to stamping.

(4) Stock transfer forms duly signed by each of the Selling Shareholders in favour of the Purchaser;

(5) Stock transfer forms from [**] to each of the Option Sellers in respect of the Option Shares in respect of which each is entitled pursuant to their exercise of the relevant Personal Option Agreement;

(6) The definitive share certificates for the Company Shares or an indemnity, in agreed form, for any lost certificates;

(7) Any waivers, consents or other documents required to enable the Purchaser as the holder of the Company Shares and by [**] in respect of the Option Shares under option pursuant to the Personal Option Agreements, in each case in agreed form, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Company Shares conferred on any person who is not a party to this agreement, duly signed by the holder of such right or restriction;

(8) An irrevocable power of attorney, in agreed form, given by each Selling Shareholder in favour of the Purchaser (or its nominee) to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Company Shares in the period between Closing and registration of the transfer of the Company Shares in the Company’s register of members;

(9) A copy of any power or attorney under which any of the documents to be delivered to the Purchaser under this Section 2.11(c) have been executed;

(10) The registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Closing Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for the Company;

(11) Letters, in agreed form, from each of [**] confirming that each has ceased to be a registrable person (within the meaning of section 790C of the CA 2006) in relation to the Company;

(12) Signed minutes, in agreed form, of the board meeting held by the Company at Closing;

in relation to the Company:

(i) statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Closing;

(ii) all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iii) details of its cash book balances; and

(iv) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above:

(d) Non-performance of Closing actions. If a Party does not perform any of its respective closing actions on or before the Closing Date, such Party shall be deemed in default (without the other Party having to give notice of default) and the other Party shall not be obligated to fulfill its respective closing actions. In case the Closing cannot be fully completed, the Parties undertake to use their reasonable best efforts to unwind all closing actions initiated or taken, without prejudice to any remedies available to it based on default, non-performance or defective performance

Article III
Warranties of the Selling Shareholders

Section 3.01 Warranties

(a) The Selling Shareholders hereby:

(1) severally warrant to the Purchaser in relation to themselves only (and in relation to the statements at Section 3.03 and Section 3.05, in relation to their own Company Shares only) that the Fundamental Representations; and

(2) warrant to the Purchaser that the statements contained in the remaining sections of this this Article III,

(together the “Warranties”) are true and accurate and not misleading as of the Warranties Date, save as Disclosed; and

(3) warrant and undertake to the Purchaser that the Fundamental Representations, and the Warranties prescribed under Section 3.32 Conduct of Business are true, accurate and not misleading as of the Closing Date, save as Disclosed.

(b) Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries of each director of the Company and/or each member of the Management Team, [**].

(c) Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

(d) Except for the matters Disclosed, no information of which the Purchaser (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Purchaser or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

(e) The Sellers agree that the supply of any information by or on behalf of the Company or any of its Employees, directors, agents or officers (“Officers”) to the Sellers or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers. The Sellers unconditionally and irrevocably waive all and any rights and claims that they may have against any of the Company or the Officers on whom they have, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this Agreement, and further undertake to the Purchaser, the Company and the Officers not to make any such claims.

(f) For the avoidance of doubt, the Purchaser’s rights and remedies in respect of any Claim or claim under the Tax Indemnity shall not be affected by Closing.

Section 3.02 Organization and Standing.

(a) The Company (i) is duly and lawfully incorporated, organized and validly existing under the Laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to own and use its assets and to conduct its business as currently conducted. The Company is not qualified to conduct their business as a foreign corporation in any jurisdiction. The Company has never conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name. No proceedings are pending or threatened which could lead to the voluntary or involuntary winding-up, liquidation or other dissolution of the Company. No composition or general assignment proceedings are pending or have been applied for with regard to the Company.

(b) The Company has no direct or indirect Subsidiaries. The Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity. The Company has no branches, permanent establishments or representation offices.

(c) The Disclosure Letter includes accurate and complete copies of the Fundamental Documents, as currently in effect, including all amendments thereto, of the Company. There has not been any violation of any of the provisions of the Fundamental Documents, including all amendments thereto, of the Company, as applicable, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by its respective shareholders, board of directors or any committee thereof. The books of accounts, share records and other records of the Company are accurate, up-to-date and complete, in each case in all material respects, and have been maintained in accordance with customary business practices and all applicable Law.

(d) The Disclosure Letter accurately sets forth: (i) the names of the members of the board of directors (or similar body) of the Company; (ii) the names of the members of each committee of the board of directors (or similar body) of the Company (if any); and (iii) the names and titles of the officers of the Company.

Section 3.03 Authority, Capacity, Validity and Effect.

(a) Each Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under this Agreement.

(b) Each of the Selling Shareholders has taken all actions necessary with respect to the execution and delivery of, and performance under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, is enforceable against such Selling Shareholder in accordance with its terms (except as enforceability is limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) rules of law governing specific performance, injunctive relief and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(c) If such Selling Shareholder is a corporate body: (i) it is duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation; and (ii) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it, subject to the General Enforceability Exceptions.

(d) Each Selling Shareholder has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents;

(e) To such Selling Shareholder’s knowledge, it is at the date hereof not subject to any applicable Law that has a material and adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under this Agreement; and

(f) At the date hereof, there is no Proceeding pending and no Person has threatened in writing to commence any Proceeding against such Selling Shareholder (in his/her/its capacity as such) that would have a material and adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents. To such Selling Shareholder’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may serve as a reasonable basis for any such Proceeding.

Section 3.04 Capitalization.

(a) The share capital of the Company consists of 14,435 ordinary shares with a nominal value of GBP 0.01 each, to increase to 15,278 ordinary shares of GBP 0.01 each upon exercise of the Company Option Agreements . All outstanding Company Shares are validly issued and fully paid-up and constitute the entire issued and outstanding share capital of the Company. There are no declared or accrued but unpaid dividends with respect to any Company Shares.

(b) Other than as Disclosed, the Company has never adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation by the Company to any Person.

(c) There are no:

(i) outstanding subscriptions or subscription rights, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of Company Shares;

(ii) obligations of the Company to make any payment linked to the value of any Company Shares;

(iii) Liens (including a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale, issuance or voting of any Company Shares (except under the shareholders’ agreements among the Selling Shareholders, which the Selling Shareholders agree to terminate immediately prior and subject to the Closing); or

(iv) obligations to redeem, repurchase or otherwise acquire Company Shares.

(d) Upon consummation of the Transactions, Purchaser will own all the issued share capital of the Company free and clear of all Liens.

(e) Neither the Company nor any Selling Shareholder is a party to any voting trusts, proxies or other agreements with respect to the Company Shares, except for the Shareholders’ Agreement which will be terminated at Closing.

(f) No Employee owes any Indebtedness to the Company.

Section 3.05 Ownership of Company Shares.

(a) Each Selling Shareholder has, and, subject to Closing, shall deliver at the Closing to the Purchaser, good and valid title to its Company Shares, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens (other than under the Articles and under the Shareholders’ Agreement which will be terminated at the Closing). All such Company Shares are not subject to any rights and/or options of third parties, pending transfers or other disposals except as contemplated by this Agreement.

(b) Each Selling Shareholder is the holder of the number of Company Shares set forth opposite his, her or its name in Schedule 1, and the foregoing shall constitute at the Closing, the entire issued and outstanding share capital of Company, on a fully diluted basis.

(c) Other than the number of Company Shares set forth opposite his, her or its name in Schedule 1, each Selling Shareholder is not entitled to any additional Company Shares or any other form of equity securities in the Company, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company.

(d) Each Selling Shareholder has examined Schedule 1 and is entitled only to the distribution set forth therein (subject to any changes and adjustments contemplated in this Agreement in accordance with the terms hereof);

(e) Each Selling Shareholder has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action released by such Selling Shareholder in this Agreement.

Section 3.06 Non-Contravention; Consents.

(a) Neither (1) the execution, delivery or performance of this Agreement by such Selling Shareholder, nor (2) the consummation of the Transactions by such Selling Shareholder, will (with or without notice or lapse of time):

(i) if such Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Selling Shareholder, in each case with respect to the Transactions;

(ii) contravene, conflict with or result in a violation or breach by such Selling Shareholder of any provisions of any applicable Law to which such Selling Shareholder is subject, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any Order, writ, injunction, judgment or decree to which such Selling Shareholder is bound; or

(iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, such Selling Shareholder.

(b) No consent that has not been obtained prior to the signing date of this Agreement is required by a Selling Shareholder from, any Governmental Authority in connection with (x) the execution, delivery or performance by such Selling Shareholder of the Transaction Documents to which such Selling Shareholder is a party or (y) the consummation by such Selling Shareholder of the Transactions.

Section 3.07 Financial Statements.

(a) [Reserved]

(b) The Unaudited Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the period to which the Unaudited Interim Financial Statements relate (except as may be indicated therein or in the notes thereto) and consistent with each other and the Accounting Manual and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company, as of the relevant date thereof and the period covered thereby; provided, that they do not contain all notes required under GAAP and are subject to normally recurring year-end audit adjustments, which so far as the Selling Shareholders are aware are not expected to be material individually or in the aggregate.

(c) Since the date of the Unaudited Interim Financial Statements there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

(d) The Accounts:

(i) Show a true and fair view of the state of affairs of the Company to which they relate as at the Accounts Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(ii) have been properly prepared in accordance with FRS 102 using appropriate accounting policies and estimation techniques as required by section of FRS 102;

(iii) comply with the requirements of the CA 2006 and all other applicable law and regulations in the UK;

(iv) (save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(v) (save as the Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the previous accounts.

(e) The Accounts have been audited by an individual or firm registered to act as auditors in the UK and the auditors’ reports thereon are unmodified.

(f) The Accounts (together in each case with the related directors’ reports and auditors’ reports) have been:

(i) circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006;

(ii) laid before the Company in general meeting, where required by the CA 2006 or the articles of association of the relevant company; and

(iii) filed with the Registrar of Companies,

in each case in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

Section 3.08 Absence of Undisclosed Liabilities.

Other than as Disclosed, reflected or reserved against in the Unaudited Interim Financial Statements, the Company does not at the Closing Date have any monetary Liabilities that would be required to be reflected on a balance sheet under GAAP, except (a) Liabilities arising in the Ordinary Course since the Latest Balance Sheet Date (including, without limitation, accounts payable and accrued salaries that have been incurred by the Company since the Latest Balance Sheet Date) and (b) Transaction Expenses.

Section 3.09 Absence of Certain Changes.

Since the Latest Balance Sheet Date until the date hereof, the Business has been conducted in the Ordinary Course and no Material Adverse Effect has occurred.

Section 3.10 Assets; Absence of Liens and Encumbrances.

(a) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective properties and assets reflected in the Unaudited Interim Financial Statements, except for disposals and losses in the Ordinary Course since the date of such financial statements that are not material to the value, financial condition or operations of the Business of the Company, free and clear of any Liens, except for Permitted Liens and as reflected in the Financial Statements and except for Liens for ad valorem Taxes not yet due and payable.

Section 3.11 Accounts Receivable.

All Accounts Receivable of the Company that are reflected in the Unaudited Interim Financial Statements result from bona fide transactions, have in all material respects been properly recorded (to the extent required to be recorded therein) and, to the Selling Shareholders’ knowledge, are collectible (after deductions of any provisions for bad debt) in the Ordinary Course, provided that in each case, the foregoing shall not be construed as a guarantee of such collectability or enforceability.

Section 3.12 Books and Records.

The Company (a) keeps its books and records materially in accordance with applicable Laws and such books and records fairly reflect, in all material respects, all matters required to be reflected therein. At the Closing, all of the books and records of the Company will be in the exclusive ownership and possession of the Company; and (b) maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP.

Section 3.13 Contracts and Commitments.

(a) The Disclosure Letter contains true and complete copies, as of the Closing Date, of all Material Contracts of the Company presently in effect, in each case (and unless a higher amount is indicated below) to the extent that they involve a specific commitment of the Company’s resources having value exceeding, GBP 25,000 individually in value of outstanding performances, except for clauses (ii)-(v), (x) and (xi), where the aforementioned thresholds shall not apply (collectively, the “Material Contracts”):

(i) Contracts that are not terminable by the Company on fewer than three month notice without payment of penalty, liability or other adverse consequence to the Company;

(ii) Contracts that involve payments based on sharing profits or revenues of the Company or that create a partnership, joint venture or an alliance, referral or reseller relationship;

(iii) Contracts that (A) impose by their terms a Lien on the Company’s material assets (other than a Permitted Lien); (B) create, incur or guarantee any Indebtedness of the Company to any other Person, or (C) under which the Company assumes, or otherwise becomes liable for, the obligations of any other Person;

(iv) Contracts that relate to the disposition or acquisition of material assets or any interest in any business enterprise (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced);

(v) Contracts that (A) include any non-competition or non-solicitation covenant or similar arrangement that limits the right of the Company to engage in, or to compete (geographically or otherwise) in any line of business or with any other Person anywhere in the world or (B) grant exclusive rights of any type or scope;

(vi) Contracts that provide for indemnification by the Company;

(vii) Contracts that contain “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(viii) Contracts with (A) any Governmental Authority; or (B) any party who is known by the Company to be a subcontractor of any Governmental Authority in connection with such Contract;

(ix) Contracts with suppliers of the Company with a value exceeding GBP 25,000 individually;

(x) Contracts establishing powers of attorney or agency agreements;

(xi) Contracts under which the Company has any obligations to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person;

(xii) Contracts that provide for a termination right in the event of a change of control of the Company.

(b) Each Material Contract is as to its main obligations of the Company a valid and binding obligation of the Company and, to the Selling Shareholders’ knowledge, of each other party thereto, and is in full force and effect with respect to such main obligations.

(c) There is no existing material default by the Company under any of the Material Contracts and to the Selling Shareholders’ knowledge no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a material default by the Company, or subject the Company to any material penalty or liquidated damages, under any Material Contract.

(d) The Company has not as of the date hereof received written notice from any Person alleging (A) any material breach of, default under or failure to comply with any term or requirement of any Material Contract; or (B) any revocation, withdrawal, suspension, cancellation, termination or amendment to any Material Contract.

(e) The Company has until the date hereof not received written notice of and, to the Selling Shareholders’ knowledge, there are no existing material defaults by any other Person party to a Material Contract; and, to the Selling Shareholders’ knowledge, no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a material default by any other Person party thereto (other than the Company) under any Material Contract.

Section 3.14 Intellectual Property.

(a) All Intellectual Property exercised, accessed or otherwise used that is presently used by the Company in relation to the Business, including any patents, trademarks and domains but excluding Licensed IP (the “Technology IP”) is legally and beneficially owned by the Company and is free and clear of any Lien and of any other third party rights which would restrict in any way the use or transfer of the Technology IP by the Company. The Technology IP together with the Licensed IP comprises all the Intellectual Property required for the Company to operate the Business as operated at the date of this Agreement. “Licensed IP” means the Intellectual Property licensed (in any manner and including implicitly) to the Company.

(b) The Company has not assigned, transferred, licensed (except in the Ordinary Course on a non-exclusive basis), or encumbered to or for the benefit of any Person any right in or to any of the material Technology IP.

(c) Unregistered Technology IP owned by the Company (in particular software, trade secrets and confidential know how) is by appropriate valid and binding contractual arrangements, and where required has been duly recorded.

(d) Save as Disclosed, there are no claims, challenges, disputes or proceedings, pending or, to the Selling Shareholders’ knowledge threatened, that are reasonably likely to materially adversely affect the Company’s title to the Technology IP and the Company has not until the date hereof received any written notice challenging its ownership of, or suggesting that any other person has any legal or beneficial claim to ownership of, the Technology IP.

(e) To the Selling Shareholders’ knowledge, there has been no infringement or alleged infringement by any person of the Technology IP.

(f) Open Source and Copyleft Materials. All use and distribution of Company Products, or any Open-Source Materials, by or through the Company is in compliance in all material respects with all commercially reasonable Open Source Licenses applicable to the proposed use in the Company Product, including all copyright notice and attribution requirements. The Disclosure Letter lists all Open Source Materials used in the Company Products, including products in development or testing thereof, and (i) identifies the Open Source License applicable thereto; (ii) identifies the author of the open source used and/or modified; (iii) identifies, where available, a URL at which the applicable version of the Open Source Materials are available and at which the applicable Open Source License is identified; (iv) describes the manner in which such Open Source Materials were used; (v) states whether (and, if so, how) the Open Source Materials were modified by or for the Company; (vi) states whether the Open Source Materials were distributed by or for the Company; (vii) states whether the Open Source Materials were used, offered or made available on a hosted or similar basis by or for the Company; and (viii) describes how such Open Source Materials are integrated with or interact with the Company Products or any portion thereof. Except as set forth and Disclosed above and in the Disclosure Letter, the Company has not (A) incorporated Open Source Materials into, linked with, or combined Open Source Materials with, any of the Company Products; (B) distributed Open Source Materials in conjunction with or for use with any of the Company Products; or (C) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.

(g) To the Selling Shareholders’ knowledge and save as Disclosed, the use of and any currently existing sub-license of the Technology IP by the Company does not (i) infringe the Intellectual Property rights of any third party or (ii) materially breach the terms of any IP Licenses or any other agreement to which the Company is a party, and no such activities give rise to any obligation to pay any royalty, fee or compensation to any third party, except for the license fees owed for the Licensed IP. The Company is entitled to use any software developed by third parties used in the products and services of the Company pursuant to the terms and conditions of the respective IP License. “IP License” means a license granted by a third party to the Company in respect of material Intellectual Property owned or sublicensed by that third party.

(h) The Company complies and has in the past complied in all material respects with the terms of each material IP License.

(i) The Company has not by the date of this Agreement received any written notice of early termination of any of the material IP Licenses. To the Selling Shareholders’ knowledge, there are no facts or circumstances that would lead to early termination of any of the material IP Licenses.

(j) The Company has the right to use the Licensed IP under each IP License for the term of that IP License (subject to the terms of the IP License and applicable Law).

(k) To the Selling Shareholders’ knowledge, the software used by the Company in the manufacturing of its products and provision of its services does not comprise any open source software which is licensed under terms, and the Company is not otherwise bound by any obligations, that (i) restrict the commercialization of products using such software (e.g. viral copyleft) or (ii) have the effect that the resulting software, the relating source code or documentation must be disclosed or otherwise be made available to third parties. To the extent that open-source software comprising a viral copyleft is used by the Company in such products and services, such open-source software was combined with such products or services in such a way as to ensure that the viral copyleft is not applicable. The Company has complied with all applicable restrictions set out in any such open-source software licenses.

(l) The Company has obtained from each Employee and contractor that developed any proprietary software code or other Intellectual Property on behalf of the Company, as needed, a valid and irrevocable assignment of such rights to the Company as may be needed.

(m) The information technology infrastructure (including the software architecture, the functionality thereof, the software tools used on any information technology platform applied to the Business as well as any related information technology hardware) of the Company is in good operating condition. There have not been any signification disruptions within the last twelve (12) months. The Company has unrestricted ownership of, or otherwise a right to use pursuant to applicable licenses, their information technology infrastructure.

(n) The Company’s information technology infrastructure complies with industry standards (in their industries) for information technology security. In particular, the Company has implemented an adequate data protection management system and complies in all material respects with Data Protection Laws, as applicable to the Company or its business at the Closing Date.

Section 3.15 Litigation and Other Proceedings.

At the date hereof, there are no civil, criminal or administrative or regulatory actions, suits, inquiries, investigations or other proceedings pending or threatened in writing against the Company which may directly or indirectly affect the Company or (in connection with the Business) any of executive members of the Management Team before any court, arbitral tribunal or other Governmental Authority. Neither the Company nor any of the Management Team are at the date hereof subject to any continuing court or administrative order, judgement, injunction or private settlement agreement with respect to the Business.

Section 3.16 Compliance with Laws; Permits; Privacy

(a) The Company holds all material permits, licenses, authorizations, and concessions that are required for the continued operation of the Business (collectively, the “Authorizations”). There are no facts or circumstances which, to the Selling Shareholders’ knowledge, are reasonably likely to cause a withdrawal or a material restriction of an Authorization. All such Authorizations are in full force and effect and there are no proceedings pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any such Authorization. The Company conducts, and has in the last five years conducted, its business operations and other activities in all material respects in compliance with applicable Laws and the terms of the Authorizations. The Company has not received any written notification from any Governmental Authority or any other Person asserting that (i) the Company is not in compliance with any Law or Authorization applicable to the Company or the Business or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature. The Company has until the date hereof not received notice of an investigation with respect to the Company, and, to the Selling Shareholders’ knowledge, no such investigation is in progress.

(b) The Company is not, and in the last five preceding years has not been, in material violation of any Laws relating to the rights of any Person with respect to Personal Information and Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information, or any applicable contractual obligations or privacy policies and (ii) the Company is, and in the last five preceding years has been, in compliance with all applicable industry standards relating to Personal Information and Privacy Rights. There have not been any material incidents or data security breaches, unauthorized or illegal access, disclosure or use of any Personal Information held by or on behalf of the Company in the last 30 months. The Company has not in the last 30 months experienced any material data breach or network security breach that would be required to be disclosed to any person or competent authority.

(c) The Company has in the last 30 months been, and is, protecting with industry standard security measures, the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized access, modification, transmittal or use.

Section 3.17 Employees.

(a) The Disclosure Letter includes the following anonymized particulars of Employee’s position and title, work location, scope of employment (e.g., full- or part-time or temporary), date of commencement of employment, prior notice entitlement, salary and any other material compensation or benefit payable, including the following entitlements, if applicable: bonus (including type of bonus and amounts received in 2019 and 2020), deferred compensation, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement, last compensation increase to date including the amount thereof, and whether the Employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries (including applicable bonus), the Employees of the Company are not entitled to receive from the Company any material payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in the Disclosure Letter and subject to any limitations under applicable Law, the employment of each of the Employees of the Company is terminable by the Company with no more than six months prior notice.

(b) No Employee of the Company is entitled to any benefits, entitlement or compensation that is not included in the Disclosure Letter. Except as set forth in the Disclosure Letter, the Company did not make any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to its compensation or benefits. All Employees of the Company have signed an employment agreement substantially in the form delivered or made available to Purchaser.

(c) [Reserved].

(d) The Company is not and was never a party to any Contract or arrangement with any Representative Body) to provide benefits or working conditions under any of the foregoing. The Company is not and was never a member of any employers’ association or organization.

(e) The Disclosure Letter contains all engagement agreements relating to work by present independent contractors (“Contractors”) to the Company. Except as set forth in the Disclosure Letter, all Contractors can be terminated on notice of three months or less to the Contractor. All Contractors are classified as independent contractors in their respective engagement agreements and would not reasonably be expected to be reclassified by the courts or any other authority as Employees of the Company, for any purpose whatsoever. According to the Contractors’ agreements with the Company, no Contractor is entitled to rights under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company.

(f) The Company is in compliance in all material respects with all applicable Laws relating to employment or labor, including those related to wages, hours, collective bargaining and the payment and/or withholding of Taxes or social security contributions, and there is at the date hereof no proceeding with respect to a violation of any occupational safety or health standards that has been asserted in writing or is now pending or threatened in writing with respect to the Company. There is, to the knowledge of the Selling Shareholders, no claims alleging discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or threatened in writing or is pending before any Governmental Authority.

(g) No former employee of the Company has at the date hereof alleged in writing any unsatisfied claims against the Company related to such former employee’s former employment.

(h) No current Employee or Contractor of the Company is engaged by the Company without a written contract or did not execute an agreement concerning Intellectual Property. The Disclosure Letter contain accurate and complete copies of all current employee manuals and handbooks, all policies and guidelines with regard to engagement terms and procedures in place at the date hereof.

(i)   The Company does not currently engage any Employee whose employment requires licenses or permits other than such licenses or permits as would be required in the Ordinary Course of the Business.

(j)   Without derogating from any of the above warranties, the Company’s liabilities towards its Employees regarding severance pay, accrued vacation and overtime work are fully funded or are accrued in the Financial Statements.

Section 3.18 Social Security and Employee Benefit Plans.

(a) Any and all returns and reports related to social security contributions required to be filed with respect to the Company, whether relating to Employees of the Company or otherwise, have been timely and correctly filed. The Company has paid or provided in the Financial Statements in full any and all social security contributions, whether relating to Employees of the Company or otherwise, as and when due. No national, regional, local or foreign authority is asserting any deficiency or claim for additional social security contribution (or interest thereon or penalties in connection therewith). To the Selling Shareholders’ knowledge, there are no facts or circumstances which are likely to lead to a re-assessment by any social security authority of social security contributions.

(b) The Disclosure Letter contain copies of all pension and employee benefit plans of the Company (collectively, the “Plans” and each a “Plan”). The Plans are fully funded in accordance with applicable Laws and regulations and the rules of the Plans and are in all material respects established, organized and managed in compliance with applicable Laws and the regulations of such Plans.

(c) All contributions (including employer contributions and salary reductions) required to be made to or with respect to any Plan have been fully paid when due or are fully provided in the Financial Statements. There are no claims of any Plan or any administrator of a Plan against the Company and to the Selling Shareholders’ knowledge no such claims are expected other than for current ordinary contributions.

(d) All persons who have to be registered by the Company as Employees with social security and pension institutions are insured according to applicable Laws and the respective regulations of the applicable Plans.

(e) Other than the Option Agreements none of the Plans provides for the payment or accrual of a separation, severance, termination, or similar type of benefits to any person as a result of the Transactions.

(f)   No Employee that is a party to an Option Agreement has any claim against the Company in connection with the Option Agreement, including the Employee’s respective share in any payment pursuant to the relevant Option Agreement, including, without limitation, with respect to any and all associated costs, expenses, charges, contributions and deductions for taxes and social benefits associated therewith.

Section 3.19 Taxes.

(a) The Company (i) has timely filed (taking into account any extensions of time in which to file) all federal, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to any and all Taxes (including amendments, schedules, or attachments thereto) (“Tax Returns”) required to be filed with any Governmental Authority by it and all such filed Tax Returns are true, correct and complete, and were prepared in compliance with all applicable Laws and (ii) has timely paid, or has adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company reports for the payment of, all Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all taxable periods and portions thereof through the Accounts Date (whether recorded on the Tax Returns or not), and since then, the Company has not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside the Ordinary Course.

(b) The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(c) No deficiencies for any Taxes have at the date hereof been asserted in writing or assessed in writing, or to the Selling Shareholders’ knowledge, proposed, against the Company that are not subject to adequate reserves on the Unaudited Interim Financial Statements (in accordance with GAAP) as adjusted in the Ordinary Course consistent with past practice, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No Audit of any Tax Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company until the date hereof been notified in writing of any request for such an Audit.

(e) To the Selling Shareholders’ knowledge, no extension of time within which to file any Tax Return required to be filed by the Company is currently in effect.

(f) No action, suit, investigation, claim or assessment is pending or, to the Selling Shareholders’ knowledge, threatened with respect to Taxes for which the Company may be liable.

(g) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns asserting that the Company is subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction.

(h) The Company is not bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company will have, as of the Closing Date, any liability for Taxes of any other entity.

(i) There are no Tax rulings, requests for rulings, private letter rulings, or similar agreements relating to Taxes for which the Company is reasonably expected to be liable that would reasonably be expected to affect the Company’s liability for Taxes for any taxable period ending after the Closing Date.

(j) The Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period ending after the Closing Date, as a result of any change in method of accounting, intercompany transaction, installment sale or the receipt of any prepaid amount, income inclusions, if applicable, such as any item of income or gain, or exclusion of any item of deduction or loss from, taxable income in each case made on or prior to the Closing Date.

(k) All Taxes that the Company is required by law to withhold or to collect from each payment made to any Employee, independent contractor, consultant, creditor, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company has complied with all record keeping and reporting requirements in connection with amounts paid or owing to any Employee, independent contractor, consultant, creditor or shareholder.

(l)  The Company has at all times been a resident of England & Wales for Tax purposes. Since its incorporation, the Company has not paid and has no liability for Taxes in any jurisdiction other than in England & Wales; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(m) All prices and terms for the sale or provision of any goods or services among the Company are at arm’s length, and all related documentation, if required by such Laws, has been timely prepared or obtained and, if required under applicable Law, retained.

(n) Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company, (iii) any agreements regarding Taxes entered into by or with respect to the Company with any Governmental Authority, (iv) all material written communications to, or received by, the Company from any Tax Authority, including Tax rulings and Tax decisions relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(o) No event has occurred and so far as the Seller Shareholders are aware no circumstances exist which may result in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person or business.

(p) There has been no change in the nature or conduct of the Company’s trade in the previous three years to Completion which could result in the forfeiture of the Company’s tax losses under the provisions of Part 14, CTA 2010.

(q) No distribution within section 1064 CTA 2010 (expenses of close companies treated as distributions) has been made by the Company during the seven years ending on Completion.

(r) Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 or 460 CTA 2010 (loans to participators etc.) have been Disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(s) No transfer of value has been made to or by the Company within the meaning of IHTA 1984 and the Company has not been a party to associated operations in relation to a transfer of value as defined by section 268 IHTA 1984.

(t) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 302 CTA 2009) are eligible to be brought into account by the Company as a debit for the purposes of Part 5, CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

(u) No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company under CAA 2001 (or any legislation relating to capital allowances).

(v) If the Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm’s length, no liability to Tax would arise under TCGA 1992 by reference to any actual or deemed gain (disregarding any relief or allowance which may be available).

(w) Neither the execution of this Agreement nor Completion (nor any other Event since the Accounts Date) will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for any Tax purpose or to the claw-back of any relief previously given.

(x) There have been no changes in the legal or beneficial ownership of Company, nor any significant changes in the nature or conduct of the Business in the three (3) years preceding the Closing.

(y) There has been no failure of the Company to comply with requirements of the EMI scheme (e.g., notifications to HMRC within the required time-frames and proper and timely filing of all annual HMRC reporting requirements).

VAT

(z) In relation to VAT:

(i) the Company is registered for the purposes of VATA 1994 under the registration number specified in the Disclosure Letter, has been so registered at all times that it has been required to be registered, and no such registration is subject to any special conditions imposed by or agreed with the relevant Tax.

(ii) the Company has maintained up to date, full and accurate records to the extent required by Law, invoices and supporting documentation to substantiate the Tax deductibility of services and expenses incurred and the deductibility of the related VAT.

(aa) Authority;

(i) the Company is not and has never been treated as a member of a group for the purposes of section 43 VATA 1994 (groups of companies), and has not applied for such treatment;

(ii) the Company has not made and does not make exempt supplies for VAT purposes (except such exempt supplies as may be disregarded in calculating the amount of input tax for which the Company may claim a credit or repayment under sections 24 or 25 VATA 1994);

(iii) no asset of the Company is a capital item in respect of which the input tax reclaimed may be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995;

(iv) neither the Company nor any “relevant associate” of the Company (within paragraph 3 Schedule 10 VATA 1994) has made an option to tax under Part 1 Schedule 10 VATA 1994 in respect of any land or buildings;

(v) the Company has not registered, and is not required to register, for the purposes of value added tax or any similar sales or turnover tax in any jurisdiction other than the United Kingdom.

Employees

(bb) The payment or reimbursement of any expenses to any Employee by the Company qualified for exemption from income tax under Chapter 7A of Part 4 of ITEPA 2003.

(cc) None of the consideration for the sale of the Sale Shares to the Buyer will be treated as income in respect of which PAYE and/or national insurance will have to be accounted.

(dd) No payment has been made by the Company to or in respect of any Employees (including but not limited to pension contributions) in the seven years prior to the date of this Agreement which is not or will not be deductible for corporation tax purposes.

(ee) There have been no payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of any Employee (or anyone linked with such Employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA 2003.

(ff) There are no trusts or other arrangements in place, whether funded or established by the Company or of which the Seller is aware, under which any Employee can obtain a benefit in any form.

(gg) There is no scheme or arrangement for the issue or transfer of shares in the Company to any Employee.

(hh) No Employee has acquired shares or securities in the Company):

(ii) which are ‘restricted securities’ (as defined in Part 7 ITEPA 2003) except where he and his employer have within the statutory time limit made an election for full disapplication of such restrictions pursuant to section 431(1) ITEPA 2003; or

(jj) for less than their unrestricted market value at the time of acquisition.

Stamp Taxes

All documents which are necessary to establish the title of the Company to any asset and which attract stamp or transfer duty in the United Kingdom or elsewhere have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid and there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Company.

Section 3.20 Company’s Governmental Grants.

Other than as set forth in the Disclosure Letter, the Company has not received, nor did it apply for, any grant, incentive, subsidy, award, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority or funding of any Governmental Authority (“Governmental Grants”). No Governmental Grant imposes an encumbrance over any material assets of the Company and/or its intellectual property.

Section 3.21 Real Property; Absence of Liens and Encumbrances.

(a) The Company does not currently own, nor has it ever owned any real property.

(b) Leased Real Property. The Disclosure Letter contains correct and complete copies of all Leases, including all modifications, amendments and supplements thereto. The Company holds the applicable leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the General Enforceability Exceptions). All rent and other sums and charges payable by the Company under the Leases are current. The Company has not received any written notice of default or termination under any Lease and, to the Selling Shareholders’ knowledge, no termination event or uncured material default on the part of the Company or any other party thereto, exists under any Lease. The Company has no outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

Section 3.22 Insurance.

The Disclosure Letter contains true and correct copies of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business or its assets (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder. All Insurance Policies are valid, outstanding and enforceable (subject to the General Enforceability Exceptions) and subject to applicable Law. All premiums payable under each such policy have been timely paid and no written notice of cancellation or termination has been received by the Company with respect to any such policy. To the Selling Shareholders’ knowledge, no notice is threatened regarding any actual or possible refusal of any coverage or rejection of any material claims under any Insurance Policy. The Insurance Policies were determined by the Company’s management to provide reasonable insurance coverage for the activities and operations of the Company as currently conducted.

Section 3.23 Environmental Matters.

The Company has (a) been in compliance, in all material respects, with all applicable Environmental Laws; (b) not received any written notice with respect to the business of, or any property leased by, the Company from any Governmental Authority or third Person alleging that the Company is not in material compliance with any Environmental Law; and (c) not caused the “release” of any Hazardous Materials in violation of any applicable Environmental Law, so as to give rise to any material Liability under Environmental Laws for the Company.

Section 3.24 Brokers’ Fees; Transaction Expenses.

The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions based upon arrangements made by or on behalf of the Company. The Company has not incurred further expenses relating to the Transaction.

Section 3.25 Fair Disclosure.

Except for the warranties expressly and specifically made by the Selling Shareholders in this

Agreement the Selling Shareholders do not make any express or implied representation or warranty.

Section 3.26 Warranty Obligations; Company Product Matters.

(a) The Disclosure Letter sets forth a list of each of the written warranties of the Company in respect of any of the sold Company Products which are currently in effect (the “Warranty Obligations”) and all Warranty Obligations that are subject to any material dispute or, to the Selling Shareholders’ knowledge, threatened material dispute. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the Warranty Obligations other than as required by applicable Law

(b) The Company has not agreed with any customer to any material deviations from the Warranty Obligations outside the Ordinary Course, and no salesperson, Employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations or has undertaken any material oral warranties.

(c) Company Products.

Each Company Product sold in the last thirty (30) months conforms in all material respects to the Company’s agreed specifications and contract documentation therefor, all applicable material contractual commitments and all applicable express and implied warranties and does not offer functionality that is not materially in compliance with applicable Law.

Section 3.27 Bank Accounts

The Disclosure Letter identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, list the respective signatories and holders of powers of attorney with respect to such accounts.

Section 3.28 Bankruptcy, Etc.

The Company is not at the date hereof involved in any Proceeding by or against it as a debtor before any Governmental Authority under any bankruptcy, winding-up, insolvency, or similar Laws of general application affecting the enforcement of creditors’ rights, or for the appointment of a trustee, receiver, liquidator, or other similar insolvency official for any part of its assets.

Section 3.29 Foreign Corrupt Practices Act.

None of the Company nor, to the Selling Shareholders’ knowledge, any director, officer, agent, Employee, affiliate or other person associated with or acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made, offered, promised or authorized any direct or indirect unlawful bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)) or domestic government official; or (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended (the “Bribery Act 2010”), or any other applicable anti-bribery or anti-corruption law or regulation. The Company has instituted and maintain policies and procedures designed to ensure continued compliance with all applicable anti-corruption an anti-bribery statutes or regulations. None of the Company nor, to the Selling Shareholders’ knowledge, any director, officer, agent, Employee or affiliate of the Company is: (i) currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State and including, without limitations, the designation as a “Specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and Crimea). The Company has not knowingly engaged in for the past three years, and are not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanctions

Section 3.30   Customers.

The Disclosure Letter identifies (a) the 10 largest customers of the Company during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. To the Selling Shareholders’ knowledge, no such customer or supplier has indicated within the past year that it will stop purchasing products from the Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from the Company. No Governmental Authority is a customer of the Company other than under Contracts Disclosed in the Disclosure Letter.

Section 3.31   Related Party Transactions.

No director, officer, or executive member of the Management Team or, to the Selling Shareholders’ knowledge, members of any of their immediate family, other than in its capacity as a director, officer or Employee of the Company (i) has in the five year period ending on the date hereof been involved, directly or indirectly, in any material business arrangement or other material relationship with any Company, or (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company.

Section 3.32   Conduct of Business.

During the period between the Warranties Date and the Closing Date other than such payments arising from obligations and/or agreements existing on the Warranties Date which were Disclosed, none of the following have taken place:

(a) any dividend or other distribution (whether in cash or in specie) declared, paid or made by the Company;

(b) any payment by the Company to any of the Sellers or a related person for the purchase, redemption or repayment of any share capital, loan capital or other securities of the Company, or any other return of capital to any of the Sellers or a related person;

(c) the Company paying, incurring or otherwise assuming liability for any fees, costs or expenses in connection with the Transaction (including professional advisers’ fees, consultancy fees, transaction bonuses, finders fees, brokerage or other commission);

(d) any payment of any other nature (including royalties, license fees, management fees, monitoring fees, consulting fees, interest payments, loan payments, service or directors’ fees, bonuses or other compensation of any kind) made by the Company to or for the benefit of any of the Sellers or a related person;

(e) any transfer or surrender of assets, rights or other benefits by the Company to or for the benefit of any of the Sellers or a related person;

(f) the Company assuming or incurring any liability or obligation for the benefit of any of the Sellers or a related person;

(g) the provision of any guarantee or indemnity or the creation of any Encumbrance by the Company or any of the Subsidiaries in favour, or for the benefit, of any of the Sellers or a related person;

(h) any waiver, discount, deferral, release or discharge by the Company of: (i) any amount, obligation or liability owed to it by any of the Sellers or a related person; or (ii) any claim (howsoever arising) against any of the Sellers or a related person;

(i) any agreement, arrangement or other commitment by the Company to do or give effect to any of the matters referred to in paragraphs (a) to (h) (inclusive) above

(j) carrying out by the Company or any member of the Management Team of any action (or refraining from taking any action) which is not in the Ordinary Course,

unless the Purchaser’s prior written consent has been obtained in respect of such matter. For the purposes of this clause a related person shall mean any person connected or associated with any Seller.

Article IV
Covenants of the parties

Section 4.01 [Reserved]

Section 4.02 Confidentiality and Announcements

(a) Each Party shall (in the case of the Selling Shareholders, acting severally), and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person any Transaction Information or, in the case of the Selling Shareholders, any Confidential Information. Notwithstanding the foregoing, each Party may disclose Transaction Information to its Affiliates, Representatives, investors, lenders or other advisors, in each case only where such persons or entities are under appropriate nondisclosure obligations of a similar nature and on a need-to-know basis. The obligations of a Party under this Section 4.02 shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this Section 4.02, (ii) becomes available to a Party on a non-confidential basis from a source other than a Party to this Agreement (provided that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality). If any Party or any of its respective Affiliates or Representatives is required to disclose any Transaction Information by applicable Law or any binding Order, such Party shall notify the other Parties as early as practicable prior to disclosure to allow any relevant other Party to take appropriate measures to preserve the confidentiality of such information. Any breach of this Section 4.02 by any Affiliate, Representative or lender of a Party shall be deemed to be a breach by such Party. Notwithstanding the foregoing, it is expressly agreed, acknowledged and understood by the Company and the Selling Shareholders that the Purchaser, as a publicly traded company, will be required to disclose Transaction Information upon signing and/or Closing of this Agreement, as required by applicable Laws and that such disclosure shall not be deemed a breach of the Purchaser’s obligations hereof, provided that the form and content of such announcement is shared with and makes reasonable efforts to take reasonable account of the Selling Shareholders’ Representative prior to release. “Transaction Information” includes (i) the existence or terms of this Agreement or the other Documents, or (ii) the existence of discussions and negotiations between or among the Purchaser, the Company, and the holders of any Securities of the Company or any of their respective Representatives. Notwithstanding anything in this Agreement or the Confidentiality Agreements to the contrary, following Closing, the Selling Shareholders shall be permitted to disclose information to Employees, advisors, agents or consultants, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) Notwithstanding the provisions of Section 4.02(a) above any Party may disclose information which it would otherwise be required to keep confidential:

(i) with the prior consent in writing of the Purchaser and the Selling Shareholders’ Representative (as appropriate);

(ii) to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); provided that such disclosure is in no event made prior to Purchaser’s compliance with its public disclosure requirements, and that Selling Shareholder’s disclosure does not contain any information otherwise not disclosed under Purchaser’s disclosure;

(iii) to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(iv) to protect the relevant Party’s interest in any legal proceedings provided that in the case of disclosure pursuant to Section 4.02(b)(iii) and(iv) (and to the extent they are legally permitted to do so) the party making the disclosure gives the Purchaser and the Selling Shareholders’ Representative as much notice of the disclosure as possible and consults with such other Parties and takes into account their reasonable requests concerning the content of such disclosure.

Section 4.03 Restrictions on the Sellers

(a) In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business that is or would be in competition with any part of the Business as it is being carried on at the Closing Date.

Restricted Customer: any person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, a client or customer of, or in the habit of dealing with, the Company.

Restricted Person: any person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing, employed or directly or indirectly engaged by the Company in an executive, managerial, sales or technical role.

(b) Each of the Management Team, [**] and [**] undertakes to each of the Purchaser and the Company that they will not:

(1) at any time during the period of 36 months commencing on the Closing Date, in any geographic area in which the Business (or any part of it) is carried on at the Closing Date, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business;

(2) at any time during the period of 36 months commencing on the Closing Date:

(3) canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Restricted Business; or

(4) induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company or do any other thing which is reasonably likely to have such an effect;

(5) at any time during the period of thirty-six (36) months commencing on the Closing Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Restricted Business;

(6) at any time during the period of thirty-six (36) months commencing on the Closing Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Closing, or has been at any time during the period of twelve (12) months immediately preceding the Closing Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(7) at any time during the period of thirty-six (36) months commencing on the Closing Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other person;

(c) Each Selling Shareholder undertakes to the Purchaser and the Company that they will not at any time after Closing

(1) use in the course business:

(i) any of the words “[**]”, “[**]” and “Global Inkjet Systems”;.

(ii) any trade or service mark, business or domain name, design or logo which, at Closing, is being or has been used by the Company in connection with the Business; or

(iii) anything which, in the reasonable opinion of the Purchaser, is capable of confusion with any of the words, marks, names, designs or logos referred to in Section 4.03(c)(1)(i) or clause Section 4.03(c)(1)(ii);

(2) do or say anything which may be harmful to the reputation of the Company or any of the Subsidiaries; or

(3) , present themself (or permit themself to be presented) as:

(i) connected in any capacity with the Company or any of the Subsidiaries (save in the normal course of employment or engagement by the Company or the Purchaser if such employment or engagement continues after Closing), other than to communicate a previous connection with the Company; or

(ii) interested or concerned in any way in the Company Shares (or any of them).

(d) The undertakings in Section 4.03(b) are intended for the benefit of, and shall be enforceable by, each of the Purchaser and the Company, and shall apply to actions carried out by the relevant Selling Shareholder in any capacity (including as shareholder, partner, director, principal, consultant, officer, Employee, agent or otherwise) and whether directly or indirectly, on the Selling Shareholder’s own behalf or on behalf of, or jointly with, any other person.

(e) Nothing in this Section 4.03 shall prevent any Seller from holding for investment purposes only:

(1) units of any authorized unit trust; or

(2) not more than 3% of any class of shares or securities of any company traded on a recognized investment exchange (within the meaning of the Financial Services and Markets Act 2000).

(f) Each of the undertakings in this Section 4.03 is a separate undertaking by each Selling Shareholder in relation to that Selling Shareholder and their interests and shall be enforceable by the Purchaser and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that Section.

(g) The parties acknowledge that the Management Team Selling Shareholder have confidential information relating to the Business and that the Purchaser is entitled to protect the goodwill of the Business as a result of buying the Company Shares. Accordingly, each of the undertakings in Section 4.03 is considered fair and reasonable by the parties.

(h) The consideration for the undertakings in this Section 4.03 is included in the Effective Closing Consideration.

Section 4.04 Further Assurances

From and after the Closing, the Selling Shareholders and Purchaser shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another party in order to effectuate the purposes of this Agreement and the other Documents to which they are parties and to carry out the terms hereof and thereof.

Article V
Tax Matters

Section 5.01 Tax Returns

(a) Purchaser shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) all Tax Returns for the Company required to be filed after the Closing, and (ii) timely pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid after the Closing Date. To the extent such Tax Returns include any Taxes relating to a period prior to the Closing Date, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company. Prior to submitting any Tax Return(s) including any period prior to the Closing Date the Purchaser shall consult with and take on board the reasonable comments of the Selling Shareholder’s Representatives prior to filing such Tax Return(s).

Nothing in this Agreement shall be construed to require the Purchaser to make any payment to any Selling Shareholder for Purchaser’s use in a Tax Return for a period beginning after the date of this Agreement, of any excess Tax credit (including any excess foreign Tax credits), net operating loss, or other Tax attribute of the Company.

Section 5.02 Tax Covenant

(a) The provisions of Exhibit B shall apply in relation to Tax.

Article VI
Further indemnities

Section 6.01 Further Indemnities

(a) The Selling Shareholders shall fully indemnify the Purchaser, on a pound for pound basis, against all and any claims, liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Purchaser or the Company, arising out of or in connection with the following matters (the “Specific Indemnities”):

(i) Any Liability to Tax, including for income tax and/or national insurance contributions for which the Company is required to account on the payment of any part of the [**];

(ii) any breach of the Fundamental Representations and/or the Warranties set out in Section 3.32 (Conduct of Business);

(iii) any liabilities, costs, expenses, damages and losses in connection with any (a) alleged [**] claims by the Company relating to a [**], as Disclosed; and (b) the Company’s noncompliance with certain [**].

(iv) any omission, error or failure by the Company to comply with relevant employment obligations and/or obligations of the Company to account to any relevant Tax Authority for any tax and national insurance (or equivalent) arrangements and other payment obligations arising from such matters (including interest and penalties), relating to the Company’s engagement of certain personnel in [**] and/or [**], and/or any determination by the applicable Tax Authorities that Company is subject to any Taxes in [**] by virtue thereof;

(v) the breach of any of the Warranties that are subject of the W&I Exclusions (“W&I Exclusions Indemnity”);

(b) As soon as reasonably practicable after the Purchaser becomes aware of any claim made or threatened within the scope of the indemnities set out in this Section 6.01 (“Indemnifiable Claim”), the Purchaser will notify the Sellers’ Representatives of the Indemnifiable Claim (indicating the nature of the allegations made and so far as possible the purchaser’s good faith estimate of the likely liability) as soon as reasonable practicable after the Sellers’ Representatives become aware of an Indemnifiable Claim made or threatened to be made against the Purchaser, any member of the Purchaser Group or the Company (“Indemnified Party”), the Sellers’ Representatives shall notify the Purchaser of the Indemnifiable Claim and all matters known to them and shall provide the Indemnified Party with such information and assistance in relation to such Indemnifiable Claim as it may reasonably require.

(c) Subject to being indemnified to its reasonable satisfaction in respect thereof and so far as permitted by any insurance policy of the Indemnified Party, the Purchaser shall or shall procure that the Company or the relevant member of the Purchaser Group shall:

(i) at reasonable intervals keep the Sellers’ Representatives informed of any material developments concerning progress of the Indemnifiable Claim;

(ii) provide the Sellers’ Representatives with copies of such documentation relating to the Indemnifiable Claim as the Sellers’ Representatives may reasonably request;

(iii) maintain reasonable consultation with the Sellers’ Representatives regarding any material developments concerning the Indemnifiable Claim including the terms and value of any proposed settlement or compromise and take their views, insofar as they are reasonable, into account; and

Provided that nothing in this Section 6.01(c) shall prevent the Indemnified Party from settling, compromising or paying the Indemnifiable Claim or making any admission of liability in relation thereto.

(d) Failure to notify the Sellers’ Representatives under (b) shall not relieve the Selling Shareholders from any liability under the indemnities set out in this Section 6.01.

(e) The Purchaser’s entitlement to bring any claim under this Section 6.01 except a claim pursuant to the Earn-Out Indemnity shall expire on the 36 month anniversary of the Closing Date. The right to claim pursuant to the Earn-Out Indemnity shall expire on the seventh anniversary of the day on which the payment of that part of the Earn-Out in respect of which the claim was made by the Purchaser.

(f) The Purchaser’s entitlement to recover for any claim pursuant to this Section 6.0,1 except a claim pursuant to the Earn-Out Indemnity and the W&I Exclusions Indemnity, shall be limited to the then available Escrow Fund. The Purchaser agrees to use its reasonable endeavors to recover from the Selling Shareholder(s) on whose Relevant Proportion of the Earn-Out (or part thereof) such right of indemnification arises before making a claim against the Selling Shareholders pursuant to the Earn-Out Indemnity.

(g) For the avoidance of doubt the Selling Shareholders shall have no liability under this Section 6.01 in respect of (and to the extent that) a provision is made in the Final Closing Statements.

Article VII

Section 7.01 W&I Insurance Policy

(a) The Purchaser will execute and enter into the W&I Insurance Policy, whether prior to or as soon as reasonably practicable following the Closing, having terms generally consistent with the terms provided in the W&I Quote, subject to the consent of the insurer which has issued the W&I Quote, to enter and underwrite such policy. The Purchaser, on the one hand, and Selling Shareholders, on the other hand, shall bear the cost of the W&I Insurance Premium and any other costs associated with the underwriting and the filing of claims, including any applicable retentions under the W&I Insurance Policy in equal shares. The Selling Shareholders’ obligation to contribute to such costs shall be first satisfied solely by the withholding of the Selling Shareholders W&I Contribution from the Effective Closing Consideration, and if necessary, thereafter from the Escrow Fund.

(i) After the procurement of the W&I Insurance, the Purchaser agrees that it will:

(A) not agree to any amendment, variation or waiver of the W&I Insurance Policy (or do anything which has a similar effect) that would adversely impact the Selling Shareholders without their prior written consent;

(B) not novate, or otherwise assign its rights under the W&I Insurance Policy (or do anything which has similar effect); provided, however, that Purchaser shall have an absolute right, without the Company, or the Selling Shareholders’ prior written approval, to assign its rights under the W&I Insurance Policy, in whole or in part, at any time to an Affiliate of the Purchaser or to any successor to the Purchaser by merger, consolidation or reorganization so long as such assignment does not adversely impact the Selling Shareholders;

(C) not terminate the W&I Insurance Policy or do anything that causes any rights under the W&I Insurance Policy not to have full force and effect; and

(ii) The Selling Shareholders shall use their reasonable efforts to assist and cooperate with Purchaser in connection with any claim by the Purchaser under, or recovery by the Purchaser with respect to, the W&I Insurance Policy, provided always that the Selling Shareholders shall not be required to incur expenses in doing so.

(iii) Insofar as Purchaser, after consultation with the Selling Shareholders (or the Sellers’ Representative, if applicable) shall not be able to secure the W&I Insurance Policy due to insurer’s refusal to underwrite such policy as aforesaid, within thirty (30) days from the Closing Date, then the provisions of this Section 7.01(i) and (ii) shall automatically expire and become inapplicable. In such event, or where the Selling Shareholders W&I contribution (as withheld by the Purchaser at Closing) represents more than half of the W&I Insurance Premium the Purchaser shall promptly pay the Selling Shareholders W&I Contribution (or relevant part thereof) to the Sellers’ Solicitors in accordance with Section 2.02(i) for distribution to the Selling Shareholders in accordance with their respective Relevant Proportions.

Article VIII
Indemnification

Section 8.01 Survival Periods

(a) The warranties of the Selling Shareholders contained in this Agreement shall survive the Closing as follows:

(i) with respect to the Fundamental Representations, until the sixth anniversary of the Closing Date;

(ii) with respect to Section 3.19 (Taxes), until the seventh anniversary of the Closing Date;

(iii) with respect to all other warranties contained in Article III, until the 24-month anniversary of the Closing Date

(the first day following the last day of each of the foregoing survival periods, as applicable, the “Release Date”).

(b) Notwithstanding the foregoing, in no case shall the termination of the warranties, covenants and agreements affect any claim for or arising out of or relating to fraud or willful misrepresentation.

(c) The Parties agree that if a Claim Notice in accordance with the terms herein is duly and timely delivered to the Selling Shareholders’ Representative prior to the Release Date , in good faith and on reasonable grounds, with respect to an Indemnified Event occurring prior to the Release Date, then the lapsing of the warranties shall not affect the claim specified in such Claim Notice, which claim shall, except where expressly provided otherwise herein, survive until finally resolved in accordance with Section 8.04, provided that proceedings are commenced (being both issued and served, provided that if the Purchaser is unable to effect actual service it shall be entitled to rely on such deemed service provisions as shall be provided by the Law of the relevant jurisdiction) by the relevant Party in accordance with Section 9.06 within twelve (12) months from the service of such notice, failing which the liability of the Selling Shareholders for the Indemnified Event specified in such notice shall cease.

(d) Any claim (other than for fraud or willful misrepresentation) with respect to which a Claim Notice was not duly and timely delivered to the Selling Shareholders’ Representative prior to the Release Date in accordance with the terms hereof shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Selling Shareholders shall have no liability with respect thereto.

Section 8.02 Indemnification by Indemnifying Parties

(a) Subject to the terms and conditions of this Article VIII, each Selling Shareholder (each, a “Selling Shareholder Indemnifying Party”), from and after the Closing shall, severally and not jointly each in accordance with their respective Relevant Proportions), indemnify the Purchaser and/or at the election of the Purchaser, the Company and the successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Losses to the extent directly arising from (each, a “Selling Shareholder Indemnified Event”):

(1) any failure of a Warranty made by any or all of the Selling Shareholders to be true and correct as of the date or dates such Warranty is made (save for any breach of a Personal Warranty, in respect of which any Selling Shareholder shall be responsible only for his own breach of such Personal Warranty);

(2) in respect of each Selling Shareholder, for his own breach of any covenant or obligation in this Agreement; and

(3) in respect of each Selling Shareholder any fraud or willful misrepresentation by or on behalf of such Selling Shareholder.

(b) Subject to the terms and conditions of this Article VIII, Purchaser (who together with the Selling Shareholder Indemnifying Parties shall be the “Indemnifying Parties”), from and after the Closing shall indemnify each Selling Shareholder and its successors and assigns, (collectively, the “Selling Shareholder Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”), and shall reimburse the Selling Shareholder Indemnified Parties for, any Losses to the extent directly arising from (together with the Selling Shareholder Indemnified Events, the “Indemnified Events”):

(1) any failure of a warranty made by Purchaser in this Agreement to be true and correct as of the date or dates such warranty is made;

(2) any breach of any covenant or obligation of Purchaser in this Agreement; and

(3) any fraud or criminal activity, willful misrepresentations or intentional breaches of representations by or on behalf of Purchaser.

(c) Other than in relation to Section 4.02 and Section 4.03, and save for any injunctions and/or equitable relief, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any warranty, covenant, agreement or obligations set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that the limitations set forth in Article VIII shall not apply in the case of any claim based upon, resulting from or related to fraud, criminal activity, willful misrepresentations or intentional breaches of representations.

(d) For the avoidance of doubt, the Purchaser shall not be entitled to bring a claim under this Article VIII for any matter in respect of which it is entitled to bring a claim pursuant to the Specific Indemnities.

Section 8.03 Limitations on Indemnification by Indemnifying Parties

(a) Sources for Indemnification. Subject to the terms of this Agreement (and except in the case of fraud or willful misrepresentations), the Purchaser Indemnified Parties hereby acknowledge and agree that their sole source of indemnification and recovery for Losses based upon, arising out of or otherwise in respect of all claims under this Agreement, except for any claim for breach of or claim under (as the case may be) the (i) Fundamental Representations (ii) the Tax Covenant, the (iii) Earn-Out Indemnity and (iv) the W&I Exclusions Indemnity, shall be exclusively from the Escrow Fund and the W&I Insurance Policy. No Purchaser Indemnified Party shall directly or indirectly otherwise pursue any right, claim or action for indemnification, contribution or recovery against the Selling Shareholders for the recovery of Losses due to such matters under this Article VIII, without regard as to whether Purchaser does or may actually recover under the W&I Insurance Policy.

(b) The above notwithstanding, if no W&I Insurance Policy is ultimately procured pursuant to Section 7.01(iii) (“Insurance Leakage Event”), then the Purchaser shall not be required to recover under the W&I Insurance Policy and may seek indemnification and recovery for Losses due to breaches of the non-excluded claims in this paragraph from both the Escrow Fund and directly from Sellers on the terms and subject to the limits set out in this Section 8.03.

(c) In no event shall any Selling Shareholder be responsible to any Purchaser Indemnified Party (whether pursuant to indemnification hereunder or otherwise) for any breach or violation by another Selling Shareholder (solely in his capacity as a Selling Shareholder) of any Fundamental Representation or covenant or agreement of such breaching Selling Shareholder in this Agreement, any Transaction Document, or the related documents contemplated hereby (save, for avoidance of doubt, Losses arising under the Earn-Out Indemnity with respect to which the Purchaser and/or Company shall first make reasonable commercial efforts to recover from the actual Seller in respect of whose Relevant Proportion of the Earn-Out the relevant Liability to Tax arises, but may then seek recovery from any and all Selling Shareholders despite the private aspects of said indemnity). Notwithstanding anything in this Agreement to the contrary, in the event of fraud or willful misrepresentation by any Selling Shareholder (solely in its capacity as a Selling Shareholder), such Selling Shareholder shall be liable for any Losses resulting from the same on a several basis from all other Selling Shareholders.

(d) Priority of Recovery. With respect to all Losses, the Escrow Fund shall be first available to the Purchaser Indemnified Parties to satisfy the indemnification obligations of the Selling Shareholders pursuant to the terms hereof and subject to the terms of the Escrow Agreement. To the extent any such Losses exceed the Escrow Fund, the Purchaser Indemnified Parties may elect, at their sole discretion, to seek reimbursement of such Losses under the W&I Insurance Policy, if such coverage is available. To the extent the Losses pertain to, or arise from breach of the Fundamental Representations, the Tax Covenant, the W&I Exclusions Indemnity or the Earn-Out Indemnity, fraud or criminal activity or willful misrepresentations or an Insurance Leakage Event, then the Purchaser Indemnified Parties may seek relief directly from the Selling Shareholders pursuant to the terms hereof, when and if the Escrow Fund and W&I Insurance Policy, if applicable, had been exhausted or determined not to provide full coverage for such losses (subject always to the provisions of Section 8.03(e) below).

(e) Except in the event of fraud criminal activity or willful misrepresentations of a Selling Shareholder (which are unlimited by any amount) the aggregate liability of each Selling Shareholder for indemnification under this Agreement shall be as follows:

(1) all claims under Article III pertaining to Non-Fundamental Representations and the Specific Indemnities (except the Earn-Out Indemnity and the W&I Exclusions Indemnity) shall be limited to the then available Escrow Fund;

(2) all claims pursuant to the W&I Exclusions Indemnity, or on an Insurance Leakage Event - all Non-Fundamental claims under Article III - shall be limited to 30% of the Selling Shareholder’s Relevant Proportion of the Aggregate Consideration;

(3) all claims pursuant to the Earn-Out Indemnity shall be limited to the actual Liability to Tax in respect of the payment of the Earn-Out (or any part thereof);

(4) notwithstanding the foregoing Section 8.03(e)(1) to (3) all claims under this Agreement (including, for the avoidance of doubt in relation to the Fundamental Representations the Tax Covenant, the Specific Indemnities and/or under Section 4.03) shall not exceed 100% of the Selling Shareholder’s Relevant Proportion of the Aggregate Consideration actually paid to such Selling Shareholder, except, for the avoidance of doubt, in the case of fraud, criminal activity or willful misrepresentations of a Selling Shareholder which are unlimited by amount.

(f) Notwithstanding anything to the contrary contained herein, no Purchaser Indemnified Party shall be entitled to any indemnification (i) in respect of any claim for a Loss (together with any such claims which are connected) that does not individually exceed GBP 25,000 (the “De Minimis Amount”); and (ii) unless and until all claims for Losses exceeding the De Minimis Amount taken together exceed the amount of GBP 100,000 (the “Basket”), in which case (in the case of this clause (ii)) the Purchaser Indemnified Party may make claims for indemnification for all Losses exceeding the De Minimis Amount, and not only for the amount exceeding the Basket. The De Minimis Amount and Basket shall not apply with respect to claims for Losses in respect of the Specific Indemnities, the Tax Covenant, the Fundamental Representations or with respect to fraud or willful misrepresentation.

(g) The Selling Shareholders shall not be liable for any Losses arising from a Selling Shareholder Indemnified Event (or the respective portion of such Loss, as expressly prescribed below), save for those specified under Section 6.01, to the extent that:

(5) the Losses arise from any change of accounting policy or practice of the Company after Closing save where the Purchaser is obliged to make such change by virtue of Law, regulation and/or GAAP;

(6) [Reserved].

(7) the Purchaser or the Company (as the case may be) recover the entire amount in respect of the Losses under a policy of insurance;

(8) the matter giving rise to such right of Indemnification is reasonably remediable without undue delay, unless the Purchaser shall have given written notice thereof to the Selling Shareholder’s Representatives before the Release Date and such matter shall not have been remedied to the reasonable satisfaction of the Purchaser within the period of 30 days following the date of service of such notice;

(9) such right of indemnification would not have arisen or (but excluding events) where the amount of the Losses would not have been increased but for a change in legislation made after the date of this;

(10) such right of indemnification would not have arisen (or the amount of the Losses would not have been increased) but for an act (other than an act carried out under a legally binding obligation created before Closing) of the Company (or any member of the Purchaser Group carrying on the business of the Company in succession to the Purchaser Group) which is not in the Ordinary Course;

(11) such right of indemnification arise from any winding up or cessation after Closing of any business or trade carried on by the Company (other than where such winding up or cessation occurs as a consequence of a breach of this Agreement by the Selling Shareholders); and

(12) such right of indemnification is based on a liability that is contingent, or unascertainable, unless and until such time as the liability becomes an actual liability and is due and payable, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unascertained liability made before a Release Date if the notice of that claim has been served before the expiry of the relevant period (even if that liability does not become actual or quantifiable, as the case may be until after the expiry of that period).

(h) The Liability of the Selling Shareholders for Indemnifiable Events shall be reduced to the extent that:

(1) there has been a corresponding saving of or credit (which is not subsequently rejected or detrimentally revised by the applicable Tax Authority. in which case the relief from Liability of the Selling Shareholders shall be revised to reflect such rejection or revision) in relation to Tax by the Purchaser or any member of the Purchaser Group in respect of the Losses;

(2) any sum is received by the Company which has previously been written off as irrecoverable in the Financial Statements or the Final Closing Statement.

(i) The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Losses;

(j) In the event that any Indemnifying Party pays to the Purchaser an amount in respect of any Indemnified Event and the Purchaser or any member of the Purchaser Group subsequently recovers from another person or a policy of insurance an amount in respect of all Losses claimed for by Purchaser or relevant member of the Purchaser Group (as appropriate) then the Purchaser shall as soon as reasonably practicable pay to the relevant Indemnifying Party an amount equal to the sum recovered (being an amount equal to so much of the amount recovered from the other person by the Purchaser or a member of the Purchaser Group as long as such amount does not exceed the amount of any payment by the relevant Selling Shareholder Indemnifying Party in satisfaction of the relevant claim less any Tax payable by the Purchaser or member of the Purchaser Group in respect of that receipt and less all reasonable costs and expenses of the Purchaser or the relevant member of the Purchaser Group properly incurred in recovering that receipt).

(k) In the event that the Company did not make reasonable commercial efforts to mitigate the Loss under any of the Warranties.

Section 8.04 Procedure for Indemnification; Third Party Claims

(a) Claim Notice. If an Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification pursuant to Section 8.02, as applicable, the Indemnified Party shall, on or prior to the applicable Release Date deliver to the applicable Indemnifying Parties a certificate signed on behalf of such Indemnified Party (the “Claim Notice”):

(i) stating that it believes that there is or has been a breach of or inaccuracy in a representation, warranty or covenant contained in this Agreement, or that such Indemnified Party is or may otherwise be entitled to indemnification under this Article VIII ;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount which such Indemnified Party claims to be entitled to receive hereunder, which shall be an estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered (the aggregate amount of such estimate being referred to as the “Claimed Amount”) together with any supporting documentation; and

(iii) containing a brief description (based upon the information then possessed by Purchaser Indemnified Party) of the material facts known to the Purchaser Indemnified Party giving rise to such claim, together with supporting documentation.

(b) Dispute Procedure. During the thirty (30) Business days’ period commencing upon the date that a Claim Notice is deemed duly delivered pursuant to clause above to the Indemnifying Party, such Indemnifying Party may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party either: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; or (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no portion of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice shall be referred to as a “Contested Amount”. Failure by an Indemnifying Party to deliver a Response Notice shall not be deemed an admission that the full Claimed Amount is the Agreed Amount or operate as a waiver of any of such Indemnifying Party’s rights under this Agreement or otherwise.

(c) Payment of Agreed Amount. Subject to the term, conditions and limitation set forth in this Article VIII, if the Indemnifying Party delivers to the Indemnified Party a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Party, then during the Escrow Period, the Purchaser and the Selling Shareholders’ Representative shall promptly notify the Escrow Agent thereof and instruct the Escrow Agent to release the full Claimed Amount or the Agreed Amount, as applicable, from the applicable Escrow Fund and wire such amount to the applicable Indemnified Party. With respect to any payment hereunder, as long as any amount remains in the Escrow Fund in accordance with the terms hereof, indemnification shall be sought from the Escrow Fund. In relation only to claims in respect of the Fundamental Representations, only after the expiration of the Escrow Period, and provided that no amount remains in the Escrow Fund in accordance with the terms hereof, then within forty-five (45) Business Days following the delivery of such Response Notice to the Indemnified Party, the Indemnifying Parties shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Indemnified Party, in each case subject to the limitations set forth herein and in accordance with their respective Relevant Proportions, if applicable.

(d) Resolution between the Parties. If the Indemnifying Party delivers to the Indemnified Party a Response Notice indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party (in the case of the Selling Shareholders’ acting by the Selling Shareholders’ Representative) shall attempt in good faith to resolve the dispute related to the Contested Amount (and with due regard to any time limitations imposed on Indemnified Party to initiate any arbitration proceedings). If the Indemnified Party and the Indemnifying Party resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”), shall be signed by the Indemnifying Party and the Indemnified Party, and (i) during the applicable Escrow Period, the Purchaser and the Selling Shareholders’ Representative shall notify the Escrow Agent thereof, or (ii) after expiration of the applicable Escrow Period, the Indemnifying Parties shall within forty-five (45) Business Days following the execution of such settlement agreement pay the Stipulated Amount to the Indemnified Parties subject to the limitations set forth herein and in accordance with their respective Relevant Proportions, if applicable. If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute related to the Contested Amount, each of the Indemnifying Party and the Indemnified Party has the right to refer the dispute for resolution in accordance with Section 9.06 (i.e. commence arbitration proceedings).

(e) Except as otherwise provided for in this Section 8.04, in the event that an Indemnified Party receives a notice of the assertion of any third-party claim from any Person (other than a Party hereto) (“Third Party Claim”) for which such Indemnified Party is or may be entitled to indemnification under this Article VIII, then the Indemnified Party shall deliver a written notice to the Indemnifying Party as promptly as reasonably practicable and in any event within the period indicated in Section 8.04(a). Subject to Section 8.04(a) and always to the provisions of Section 8.01(a), a failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability except to the extent that the Losses were caused or aggravated by such failure, or the defense of such Third Party Claim is materially prejudiced thereby. The Indemnifying Party shall, at its expense, be entitled to participate in any defense of such Third Party Claim and shall have the right to be consulted timely before any material decisions are made (in particular regarding means of appeal or strategic decisions) and to comment on any submission to be made on behalf of the Purchaser or the Company or their respective successors in draft form and to receive copies of all pleadings, notices and communications in a timely manner with respect to the Third Party Claim to the extent that receipt of such documents does not adversely affect any material privilege relating to an Indemnified Party; provided, however, that the Indemnified Party shall have full control over the litigation, including settlement and compromise thereof. If the Indemnifying Party does not consent to any settlement of a Third Party Claim, such settlement shall not be determinative as to the existence of, or amount of, Losses or as to the entitlement of the Indemnified Party for indemnification in that respect hereunder. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Third Party Claim for which the Indemnified Party is entitled to indemnification herein shall constitute Losses.

(f) With respect to any Third Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Parties subject to such Third Party Claim and the Indemnifying Parties shall keep the other Persons fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) to the extent possible, the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(g) With respect to any Third Party Claim subject to indemnification under this Article VIII, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(h) For the avoidance of doubt, the terms of this Section 8.04 shall not apply to the indemnification of the Selling Shareholders for pre-Closing Tax Liabilities which are governed by the Tax Covenant and the relevant Specific Indemnities in Section 6.01, as applicable.

Section 8.05 No Right of Contribution

No Selling Shareholder shall initiate any Proceeding for indemnification or contribution from the Company or any Representative thereof (in their capacity as such), with respect to any indemnity claims arising under or in connection with this Agreement, to the extent that any Person is entitled to indemnification for such claim, and each Selling Shareholder hereby waives any such right of indemnification or contribution from each of the Purchaser and/or the Company that it has or may have in the future.

Article IX
Miscellaneous

Section 9.01 Expenses.

(a) All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

(b) Each of the Selling Shareholders agrees to the deduction from his entitlement to the Effective Closing Consideration of this Respective Proportion of the Deal Fees, Transaction Expenses (if any) the Selling Shareholders W&I Contribution, Escrow Fee, the Sellers’ Representatives Fund, and his Personal Option Tax Withholding and the Company Option Tax Withholding (if any), in each case on the basis set out in this Agreement.

Section 9.02 Notices.

(a) All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and delivered by hand or sent (postage prepaid) or registered, certified or express post (return receipt requested) courier (where sent outside the country from which the notice is dispatched) or by electronic transmission in .pdf or similar format to the following addresses:

If to the Purchaser:

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Attn: Mr. Yoav Stern, CEO

Email: yoav.s@nano-di.com

With a copy to (which shall not constitute notice):

Sullivan & Worcester Tel-Aviv

28 Ha’arbaa St., Northern Tower 35th floor, Tel-Aviv

Attn: Oded Har-Even, Esq.

Email: ohareven@sullivanlaw.com

If to the Selling Shareholders:

c/o the Selling Shareholders’ Representative

[**]

With a copy (which shall not constitute notice) to:

[**]

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

(b) Notices shall be deemed delivered:

(i)	if delivered by hand, when actually delivered;

(ii)	if sent if pre-paid first class post or another next working day delivery service providing proof of postage to an address inside the country from which it is sent at 9.00 am on the second Business Day after posting;

(iii)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting;

(iv)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; and

(v)	if sent by electronic transmission, at the time such notices are sent to the relevant addresses above, if no automated delivery failure or error messages are received by the sender before the expiration of 24 hours from dispatch, provided that in each case where service occurs on a day that is not a Business Day or after 5.30 p.m. on a Business Day, service shall be deemed to occur at 9.30 a.m. on the next following Business Day and where service occurs before 9.30 am. on a Business Day, service shall be deemed to occur at 9.30 a.m. on that same Business Day.

(c) References to time and to Business Days in this Section are to local time and Business Days in the country of the addressee (which, in the case of service on any party by e-mail, shall be deemed to be the country of the address specified for service on that party by hand).

Section 9.03 Third Party Beneficiaries.

(a) Other than as set out in Section 9.03 (b), this Agreement does not benefit or create any right, remedy or claim of any Person other than the Parties and shall give no rights under the Contracts (Rights of Third Parties) Act 1999. Except as specifically set forth or referred to in this Agreement, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

(b) The parties agree and acknowledge that the Sellers’ Solicitors acting as the Selling Shareholders’ Representative may take the benefit of, and be entitled to enforce, the provisions of Section 9.12.

Section 9.04 Complete Agreement.

This Agreement, including the Schedules and Exhibits hereto, and the other written agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Transaction Documents, constitute the entire agreement and understanding among the Parties with respect to the subject-matter hereof, and supersede all other and prior covenants, agreements, undertakings, obligations, promises, arrangements, communications and warranties, whether oral or written, by any Party or by any director, officer, member, partner, Employee, agent, Affiliate or Representative of any Party in their capacity as such.

Section 9.05 Headings; References.

The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

Section 9.06 Governing Law; Jurisdiction.

(a) This Agreement (including any dispute, claim or controversy arising out of, in connection with or relating to this Agreement and the Transaction Documents) shall be governed by, and construed in accordance with the laws of England and Wales, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) This Agreement (including any dispute, claim or controversy arising out of, in connection with or relating to this Agreement and the Transaction Documents) shall be subject to the exclusive jurisdiction of the English Courts and the Parties irrevocably agree that any proceedings in respect of such claim or matter may be brought only in such court.

Section 9.07 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

Section 9.08 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or in .PDF, as a scan copy or in similar format by electronic mail will be sufficient for all purposes between the Parties.

Section 9.09 Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.10 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Selling Shareholders’ Representative (provided no amendment may be entered into which discriminates any specific Indemnifying Party, without the prior written consent of such specific Indemnifying Party).

(b) Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.11 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other Party hereto (but with not less than 5 (five) Business Days’ advance written notice setting out the relevant facts and providing the names and addresses of the relevant proposed transferee), in whole or from time to time in part, to one or more of its Affiliates at any time; provided that, (i) the Purchaser remains fully liable with the transferee for any assigned obligation, (ii) before such transferee or assignee should cease to be an Affiliate of the Purchaser, the transferred or assigned rights or obligations must first be re-transferred or re-assigned to the Purchaser or transferred or assigned to an Affiliate of the Purchaser and (iii) the Selling Shareholders’ position shall no worse following the transfer or assignment and any sums recoverable from Selling Shareholders shall be no greater than the amount which would have been recoverable had the assignment not taken place. Promptly after any such transfer or assignment or delegation, the Purchaser shall provide reasonable written information to the Selling Shareholders to allow them to verify compliance with this Section 9.11 and to determine to what extent any obligation or liability of the Selling Shareholders may no longer be owed to the Purchaser but to a transferee or assignee.

Section 9.12 Selling Shareholders’ Representative

(a) Each of the Selling Shareholders hereby designates and empowers the Sellers’ Solicitors as his authorized representatives in relation to any act, matter or thing required or permitted by the terms of this Agreement to be done by the Selling Shareholders or any of them (the “Selling Shareholders’ Representative”) and general attorney in fact under and in connection with this Agreement with the right of substitution.

(b) Each of the Selling Shareholders’:

(i) acknowledges that the Purchaser is entitled to rely on any notice given or action taken by the Selling Shareholders’ Representative on behalf of the Selling Shareholders or any of them and that each such notice or action shall be binding on each Selling Shareholder as if such Selling Shareholder had given such notice or taken such action and is not required to enquire further in respect of such act, matter or thing;

(ii) acknowledges that the Purchaser may discharge any obligation under the Transaction Documents to give any payment, document, notice or other thing to one or more of the Selling Shareholders (including any document served to initiate or as part of any actions against any one or more of the Selling Shareholders by giving it to the Selling Shareholders’ Representative; and

(iii) irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the Selling Shareholders’ Representative as his agents with full authority on its behalf and in the Selling Shareholders’ name, as applicable, or otherwise, to do all acts and to execute and deliver all documents or deeds as are required by applicable Law or as may, in the opinion of the Selling Shareholders’ Representative (acting in all cases by unanimity), be required to give effect to the matters described in this Section 9.12.

(c) Individual Dispute

The appointment of the Selling Shareholders’ Representative set out above shall not apply in the case of an Individual Dispute, in relation to which the relevant Selling Shareholder shall be entitled to be served notice directly of any such Individual Dispute and shall be entitled to deal with the conduct of the Individual Dispute himself provided that:

(i) that Selling Shareholder shall nominate and maintain a person (who may be the Selling Shareholder himself, and shall be the Selling Shareholder unless notified otherwise) with an address in England & Wales with authority to accept service on his behalf of notices and process in any legal action or proceedings before the courts of England and Wales relating to or in connection with any such Individual Dispute; and

(ii) such notice shall set out the address and other contact details of such nominated person. The Selling Shareholder shall be entitled by notice to the Purchaser to nominate a replacement of any such nominated person provided the replacement also has an address in England & Wales.

So long as any such person has been appointed in accordance with this Section 9.12(c), the Selling Shareholders’ Representative shall not have any authority to deal with any Individual Dispute and, pending or in the absence of any such appointment, shall act in accordance with the instructions of the relevant Selling Shareholder in relation thereto.

(d) The Selling Shareholders may, acting by majority (calculated by reference to the number of Company Shares held by them prior to Closing), replace any of the Selling Shareholders’ Representative (or any replacement(s) notified to the Purchaser under this Section) with another Selling Shareholders’ Representative(s), who shall be one of the Selling Shareholders. If for any reason any of the Selling Shareholders’ Representative named in Section 9.12(a)(or their successor(s)) are replaced as the Selling Shareholders’ Representative under this Agreement, the Selling Shareholder shall notify the Purchaser of the newly appointed Selling Shareholders’ Representative and shall promptly provide such evidence of the validity of the appointment as the Purchaser may reasonably request. Until the Purchaser receives that notification (and, if applicable, evidence), it shall be entitled to treat the Selling Shareholders’ Representative named in clause Section 9.12(a) (or their successor(s)) as the Selling Shareholders’ Representative for the purposes of this Agreement.

(e) The Selling Shareholders’ Representative shall be entitled (but not obliged) when dealing with any matter under this Agreement in relation to which they are authorized to act to seek the approval of the Selling Shareholders and any decision or action approved by the Selling Shareholders acting by majority (calculated by reference to the number of Company Shares held by them immediately prior to Closing) shall be binding on all Selling Shareholders. For the avoidance of doubt the Purchaser shall not be obliged to make enquiry into whether such approval has been sought or granted.

(f) For the payments to be made by the Purchaser at Closing or thereafter, the Selling Shareholders’ Representative shall, on behalf of all the Selling Shareholders, designate one single money account in accordance with the terms of this Agreement, to be used by the Purchaser for such payments owed to all of the Selling Shareholders under this Agreement. Payment of such amount to such account will be due performance by the Purchaser of its respective obligation(s) vis-à-vis all the Selling Shareholders, and the Purchaser shall have no obligation and not be liable in respect of the distribution of such amount among the Selling Shareholders. The amount designated for this purpose at the Closing Date is the client account of the Sellers’ Solicitors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

Nano Dimension Ltd. By: /s/ Yael Sandler Name: Yael Sandler Title: CFO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

/s/ Nicholas Campbell Geddes

Signed by NICOLAS CAMPBELL GEDDES

/s/ Nicholas Campbell Geddes

Signed for and on behalf of NICOLA LOUISE GEDDES pursuant to a Power of Attorney dated 21 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of JOAN BROTTON, pursuant to a Power of Attorney dated 21 December

/s/ Nicholas Campbell Geddes

Signed for and on behalf of DEBORAH MARY THORP, pursuant to a Power of Attorney dated 23 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of PETER BROTTON, pursuant to a Power of Attorney dated 23 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of MICHAEL WALKER, pursuant to a Power of Attorney dated 22 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of DOMINIC GEDDES, pursuant to a Power of Attorney dated 21 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of TIM FISHER-JEFFES, pursuant to a Power of Attorney dated 17 December 2021

/s/ Nicholas Campbell Geddes

Signed on behalf of JANE GOULD pursuant to a power of attorney dated 17 December 2021

/s/ Nicholas Campbell Geddes

Signed on behalf of DAMIAN SMITH pursuant to a power of attorney dated 16 December 2021

/s/ Nicholas Campbell Geddes

Signed for and on behalf of PHILIP COLLINS pursuant to a Power of Attorney dated 22 December 2021

/s/ Nicholas Campbell Geddes

Signed on behalf of MARTIN STEPHEN HOATHER pursuant to a power of attorney dated 17 December 2021

/s/ Nicholas Campbell Geddes

Signed by STEPHEN LEONARD JEFFELS

/s/ Nicholas Campbell Geddes

Signed for and on behalf of STEVEN WILLIAMSON, pursuant to a Power of Attorney dated 23 December 2021

[Signature Page to Share Purchase Agreement]

Exhibit A

Accounting Manual

[**]

Exhibit B

Tax Covenant

[**]

SCHEDULE 1

PART ONE - PARTICULARS OF THE SELLING SHAREHOLDERS

(A) Seller	(B) Company Shares held (including Option Shares)	(C) Relevant Proportion (%)	(D) Share of Effective Closing Consideration (£)	(E) Option Exercise Amount (£)	(F) Personal Option Exercise Amount (£)	(G) Company Option Tax Withholding (£)	(H) Personal Option Tax Withholding (£)
Joan C Brotton of [**]	[**]	[**]	[**]
Peter Brotton of [**]	[**]	[**]	[**]
Timothy Fisher-Jeffes of [**]	[**]	[**]	[**]
Nicholas Campbell Geddes of [**]	[**]	[**]	[**]
Nicola Louise Geddes of [**]	[**]	[**]	[**]
Dominic Geddes of [**]	[**]	[**]	[**]
Jane Gould of [**]	[**]	[**]	[**]
Michael Walker of [**]	[**]	[**]	[**]

Deborah Mary Thorp of [**]	[**]	[**]	[**]	[**]		[**]
Damian Smith of [**]	[**]	[**]	[**]		[**]		[**]
Philip Collins of [**]	[**]	[**]	[**]		[**]		[**]
Martin Stephen Hoather of [**]	[**]	[**]	[**]		[**]		[**]
Stephen Leonard Jeffels of [**]	[**]	[**]	[**]	[**]
Steven Williamson of [**]	[**]	[**]	[**]	[**]		[**]
Total	[**]	100%	[**]	[**]	[**]	[**]	[**]

SCHEDULE 1

PART TWO – OPTION SELLERS

(A) Option Seller	(B) Number of shares under Company Option Agreements	(C) Number of shares under Personal Option Agreements
Damian Smith of [**]	[**]	[**]
Phillip Collins of [**]	[**]	[**]
Martin Stepher Hoather of [**]	[**]	[**]
Steven Williamson of [**]	[**]	[**]
Deborah Mary Thorp of [**]	[**]	[**]
Stephen Leonard Jeffels of [**]	[**]	[**]